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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Twilio Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TWILIO INC.
375 BEALE STREET, SUITE 300
SAN FRANCISCO, CALIFORNIA 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Thursday, June 14, 2018

Dear Stockholders of Twilio Inc.:

        We cordially invite you to attend the 2018 annual meeting of stockholders (the "Annual Meeting") of Twilio Inc., a Delaware corporation, which will be held on Thursday, June 14, 2018 at 9:00 a.m. Pacific Time at Three Embarcadero Center, 27th Floor, San Francisco, CA 94111, for the following purposes, as more fully described in the accompanying proxy statement:

          1.     To elect three Class II directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

          2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

          3.     To conduct a non-binding advisory vote to approve the compensation of our named executive officers;

          4.     To conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers; and

          5.     To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Our board of directors has fixed the close of business on April 16, 2018 as the record date for the Annual Meeting. Only stockholders of record on April 16, 2018 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

        On or about April 27, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our 2018 Annual Meeting of Stockholders (the "Proxy Statement") and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the "Annual Report"). The Proxy Statement and the Annual Report can be accessed directly at the following Internet address: http://materials.proxyvote.com/90138F. All you have to do is enter the control number located on your proxy card.

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure that your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

        We appreciate your continued support of Twilio.

By order of the Board of Directors,

Jeff Lawson
 Co-Founder, Chief Executive Officer and Chairperson of the Board
San Francisco, California
April 27, 2018

PROCEDURAL MATTERS	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8
PROPOSAL NO. 1—ELECTION OF DIRECTORS	19
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
PROPOSAL NO. 3—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	22
PROPOSAL NO. 4—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	23
REPORT OF THE AUDIT COMMITTEE	24
EXECUTIVE OFFICERS	25
EXECUTIVE COMPENSATION	27
COMPENSATION DISCUSSION AND ANALYSIS	27
COMPENSATION COMMITTEE REPORT	52
EQUITY COMPENSATION PLAN INFORMATION	53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	58
OTHER MATTERS	60
APPENDIX A	A-1

TWILIO INC.

PROXY STATEMENT
FOR
2018 ANNUAL MEETING OF STOCKHOLDERS

 PROCEDURAL MATTERS

        This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2018 annual meeting of stockholders of Twilio Inc., a Delaware corporation (the "Company"), and any postponements, adjournments or continuations thereof (the "Annual Meeting"). The Annual Meeting will be held on Thursday, June 14, 2018 at 9:00 a.m. Pacific Time at Three Embarcadero Center, 27th Floor, San Francisco, CA 94111. The Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 27, 2018 to all stockholders entitled to vote at the Annual Meeting.

        The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

        You will be voting on:

  •
  the election of three Class II directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

  •
  a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

  •
  a proposal to conduct a non-binding advisory vote to approve the compensation of our named executive officers;

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  a proposal to conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers; and

  •
  any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

        Our board of directors recommends a vote:

  •
  "FOR" the election of Byron Deeter, Jeffrey Epstein and Jeff Lawson as Class II directors;

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  "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

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  "FOR" the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and

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  "FOR" the option of "one year" as the preferred frequency for future non-binding advisory votes to approve the compensation of our named executive officers.

Who is entitled to vote?

        Holders of either class of our common stock as of the close of business on April 16, 2018, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 71,815,976 shares of our Class A common stock outstanding and there were 23,928,244 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our "common stock."

        Registered Stockholders.    If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as "stockholders of record."

        Street Name Stockholders.    If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."

How many votes are needed for approval of each proposal?

  •
  Proposal No. 1:  The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. "Plurality" means that the nominees who receive the largest number of votes cast "For" such nominees are elected as directors. As a result, any shares not voted "For" a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee's favor and will have no effect on the outcome of the election. You may vote "For" or "Withhold" on each of the nominees for election as a director.

  •
  Proposal No. 2:  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "Against" this proposal. Broker non-votes will have no effect on the outcome of this proposal.

  •
  Proposal No. 3:  A majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee, or the Company. The board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "Against" this proposal. Broker non-votes will have no effect on the outcome of this proposal.

  •
  Proposal No. 4: The frequency receiving the highest number of votes from the voting power of shares of our common stock present in person or by proxy and entitled to vote will be considered the frequency preferred by the stockholders. Since this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee, or the Company. The board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

What is a quorum?

        A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

        If you are a stockholder of record, there are four ways to vote:

  •
  by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 13, 2018 (have your Notice or proxy card in hand when you visit the website);

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  by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 13, 2018 (have your Notice or proxy card in hand when you call);

  •
  by completing and mailing your proxy card (if you received printed proxy materials); or

  •
  by written ballot at the Annual Meeting.

        If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

        If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

        Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

  •
  entering a new vote by Internet or by telephone;

  •
  completing and returning a later-dated proxy card;

  •
  notifying the Corporate Secretary of Twilio Inc., in writing, at Twilio Inc., 375 Beale Street, Suite 300, San Francisco, California 94105; or

  •
  attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

        If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

        If you plan to attend the meeting, you must be a holder of Company shares as of the record date of April 16, 2018.

        On the day of the meeting, each stockholder will be required to present the following:

  •
  valid government photo identification, such as a driver's license or passport; and

  •
  street name stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of April 16, 2018, the record date, such as their most recent account statement reflecting their stock ownership prior to April 16, 2018, a copy of the voting instruction card provided by their broker, bank, trustee, or other nominee, or similar evidence of ownership.

        Seating will begin at 8:00 a.m. and the meeting will begin at 9:00 a.m.. Please note that seating is limited and you will be permitted entry on a first-come, first-served basis. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting, as all photography and video are prohibited at the Annual Meeting.

        Allow ample time for check-in. Parking is limited. Please consider using public transportation. For security reasons, large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

What is the effect of giving a proxy?

        Proxies are solicited by and on behalf of our board of directors. Jeff Lawson, Lee Kirkpatrick and Karyn Smith have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

        In accordance with the rules of the Securities and Exchange Commission ("SEC"), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 27, 2018 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

        Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

        Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Your broker will not have discretion to vote on any other proposals, which are "non-routine" matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

        We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

        We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at (415) 801-3799 or:

Twilio Inc.
Attention: Investor Relations
375 Beale Street, Suite 300
San Francisco, California 94105

        Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

        Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year's annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2019 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 28, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Twilio Inc.
Attention: Corporate Secretary
375 Beale Street, Suite 300
San Francisco, California 94105

        Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2019 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

  •
  not earlier than the close of business on February 11, 2019; and

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  not later than the close of business on March 13, 2019.

        In the event that we hold the 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

        If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

        Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee's name and qualifications for membership on our board of directors and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors."

        In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled "Stockholder Proposals" for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

        A copy of our amended and restated bylaws is available via the SEC's website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of seven directors, all of whom, other than Messrs. Lawson and Deeter, qualify as "independent" under the listing standards of The New York Stock Exchange (the "NYSE Listing Standards"). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

        The following table sets forth the names, ages as of March 31, 2018, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Jeff Lawson	II	40	Co-Founder, Chief Executive Officer and Chairperson	2008	2018	2021
Byron Deeter	II	43	Director	2010	2018	2021
Jeffrey Epstein(2)	II	61	Director	2017	2018	2021
Continuing Directors
Richard Dalzell(1)(4)	I	61	Director	2014	2020	—
Elena Donio(3)	III	48	Director	2016	2019	—
James McGeever(2)(3)(4)	III	51	Director	2012	2019	—
Erika Rottenberg(1)(2)(3)	I	55	Director	2016	2020	—

(1)
Member of the nominating and corporate governance committee

(2)
Member of the audit committee

(3)
Member of the compensation committee

(4)
Effective May 31, 2018, Mr. McGeever will resign from our audit committee and our compensation committee and Mr. Dalzell has been appointed to fill such vacancies.

Nominees for Director

        Jeff Lawson.    See the section titled "Executive Officers" for Mr. Lawson's biographical information.

        Byron Deeter.    Mr. Deeter has served as a member of our board of directors since November 2010. Since 2005, Mr. Deeter has served as a partner of Bessemer Venture Partners, a venture capital firm. From 2004 to 2005, Mr. Deeter served as a director at International Business Machines Corporation, or IBM, a technology and consulting company. From 2000 to 2004, Mr. Deeter served in several roles at Trigo Technologies, Inc., a product information management company, which was acquired by IBM in 2004, including co-founder, President, Chief Executive Officer and Vice President of Business Development. From 1998 to 2000, Mr. Deeter served as an Associate at TA Associates, a private equity firm. From 1996 to 1998, Mr. Deeter served as an Analyst at McKinsey & Company, a business consulting firm. Mr. Deeter previously served on the board of directors of Cornerstone OnDemand, Inc., a talent management software company and Instructure, Inc., an educational technology company. Mr. Deeter holds a B.A. in Political Economy from the University of California, Berkeley.

        Mr. Deeter was selected to serve on our board of directors because of his experience in the venture capital industry and as a director of publicly-held and privately-held technology companies.

        Jeffrey Epstein.    Mr. Epstein has served as a member of our board of directors since July 2017. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011. From August 2011 to May 2014, he also served as a Senior Advisor at Oak Hill Capital Partners, a private equity firm. From September 2008 to April 2011, Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation, an enterprise software company. Since April 2003, Mr. Epstein has served as a director of The Priceline Group, Inc., a leading provider of online travel, and serves as a member of its Audit Committee and Compensation Committee. Since April 2012, Mr. Epstein has served as a member of the Board of Directors of Shutterstock, Inc., a global provider of licensed imagery, and serves as Chairman of its Audit Committee and as a member of its Nominating and Corporate Governance Committee. Since January 2013, Mr. Epstein has served as a member of the Board of Directors of Global Eagle Entertainment Inc., a provider of in-flight video, Internet and other content to airlines and their passengers, and serves as a member of its Corporate Governance and Nominating Committee. Mr. Epstein serves as a member of the Board of Directors of Kaiser Permanente, a leading U.S. not-for-profit health care provider and health plan. Mr. Epstein holds a B.A. from Yale University and an M.B.A. from Stanford University.

        Mr. Epstein was selected to serve on our board of directors because of his experience as an executive and director of technology companies.

Continuing Directors

        Richard Dalzell.    Mr. Dalzell has served as a member of our board of directors since March 2014. From 1997 to 2007, Mr. Dalzell served in several roles at Amazon.com, Inc., an e-commerce and cloud computing company, including as Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer. From 1990 to 1997, Mr. Dalzell served in several roles at Wal-Mart Stores, Inc., a discount retailer, including as Vice President of the Information Systems Division. Mr. Dalzell currently serves on the board of directors of Intuit Inc., a software company. Mr. Dalzell previously served on the board of directors of AOL Inc. Mr. Dalzell holds a B.S. in Engineering from the United States Military Academy at West Point.

        Mr. Dalzell was selected to serve on our board of directors because of his experience as an executive and director of technology companies.

        Elena Donio.    Ms. Donio has served as a member of our board of directors since February 2016. Since 2016, Ms. Donio has served as Chief Executive Officer at Axiom Global, a leading provider of tech-enabled legal services. From 1998 to 2016, Ms. Donio served in several roles, including as President, Executive Vice President and General Manager of Worldwide Small and Mid-Sized Businesses, at Concur Technologies, Inc., a business travel and expense management software company, which was acquired by SAP SE in 2014. From 1995 to 1997, Ms. Donio served as Senior Manager at Deloitte Consulting LLP, a professional services firm. From 1992 to 1995, Ms. Donio served as Senior Consultant at Andersen Consulting LLP, a business consulting firm. Ms. Donio holds a B.A. in Economics from the University of California, San Diego.

        Ms. Donio was selected to serve on our board of directors because of her experience as a senior executive of a technology company and her industry experience.

        James McGeever.    Mr. McGeever has served as a member of our board of directors since June 2012. Since 2016, Mr. McGeever has served as Executive Vice President at Oracle NetSuite Global Business Unit. From 2000 to 2016, Mr. McGeever served in several roles, including Chief Financial Officer, Chief Operating Officer and President, at NetSuite Inc., a software company which was acquired by Oracle Corporation in 2016. From 1998 to 2000, Mr. McGeever served as Controller for Clontech Laboratories, Inc., a biotechnology company, which was acquired by Becton, Dickinson and Company in 1999. From 1994 to 1998, Mr. McGeever served as Corporate Controller for Photon Dynamics, Inc., a capital equipment maker. Mr. McGeever holds a B.Sc. from the London School of Economics.

        Mr. McGeever was selected to serve on our board of directors because of his operating and management experience with technology companies, including in the areas of finance and accounting.

        Erika Rottenberg.    Ms. Rottenberg has served as a member of our board of directors since June 2016. From 2008 to 2014, Ms. Rottenberg served as Vice President, General Counsel and Secretary at LinkedIn Corporation, a professional networking company. From 2004 to 2008, Ms. Rottenberg served as Senior Vice President, General Counsel and Secretary at SumTotal Systems, Inc., a talent management enterprise software company. From 1996 to 2002, Ms. Rottenberg served in several roles at Creative Labs, Inc., a computer peripheral and digital entertainment product company, including as Vice President, Strategic Development and General Counsel. From 1993 to 1996, Ms. Rottenberg served as an attorney at Cooley LLP, a law firm. Ms. Rottenberg currently serves on the board of directors of Wix.com Ltd., a cloud-based web development platform, Girl Scouts USA, the Silicon Valley Law Foundation, and the Center for Democracy and Technology. Ms. Rottenberg holds a B.S. in Special and Elementary Education from the State University of New York at Geneseo and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

        Ms. Rottenberg was selected to serve on our board of directors because of her experience as a senior executive of technology companies and as a director of publicly-held technology companies.

Director Independence

        Our Class A common stock is listed on The New York Stock Exchange. Under the NYSE Listing Standards, independent directors must comprise a majority of a listed company's board of directors. In addition, the NYSE Listing Standards require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under the NYSE Listing Standards, a director will only qualify as an "independent director" if, in the opinion of that listed company's board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the NYSE Listing Standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NYSE Listing Standards.

        Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Dalzell, Epstein, and McGeever and Mses. Donio and Rottenberg do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the NYSE Listing Standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."

Board Leadership Structure and Role of Our Lead Independent Director

        Mr. Lawson currently serves as both the Chairperson of our board of directors and as our Chief Executive Officer. Our non-management directors bring experience, oversight and expertise from outside of our Company, while Mr. Lawson brings Company-specific experience and expertise. As our co-founder, Mr. Lawson is best positioned to identify strategic priorities, lead critical discussion and execute our business plans.

        Since Mr. Lawson is the Chairperson of our board of directors and is not an "independent" director pursuant to the NYSE Listing Standards, in December 2017, we appointed Mr. Jeffrey Epstein to serve as our lead independent director. Mr. Epstein serves as a liaison between our Chief Executive Officer and Chairperson and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. In addition, our independent directors, who are the sole members of each of our board committees, provide strong independent leadership for each of these committees. Our independent directors generally meet in executive session after each meeting of the board of directors. At each such meeting, the presiding director for each executive session of our board of directors will be either (i) the lead independent director or (ii) chosen by the independent directors.

        We believe that the structure of our board of directors and committees of our board of directors provides effective independent oversight of management while Mr. Lawson's combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

        Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of seven members.

        During our fiscal year ended December 31, 2017, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

        Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Six members of our board of directors then serving in such capacity attended our 2017 annual meeting of stockholders.

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

  Audit Committee

        Our audit committee consists of Messrs. Epstein and McGeever and Ms. Rottenberg, with Mr. Epstein serving as Chairperson. Effective May 31, 2018, Mr. McGeever will resign from our audit committee and Mr. Dalzell has been appointed to fill such vacancy. Each member of our audit committee meets the requirements for independence under the NYSE Listing Standards and SEC rules. Each member of our audit committee also meets the financial literacy and sophistication requirements of the NYSE Listing Standards. In addition, our board of directors has determined that Messrs. Epstein and McGeever are each an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). Our audit committee, among other things:

  •
  selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

  •
  helps to ensure the independence and performance of the independent registered public accounting firm;

  •
  discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;

  •
  develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

  •
  reviews our policies on risk assessment and risk management;

  •
  reviews related party transactions; and

  •
  approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

        Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE Listing Standards. A copy of the charter of our audit committee is available on our website at https://investors.twilio.com/.

        Our audit committee held eight meetings during fiscal year 2017.

  Compensation Committee

        Our compensation committee consists of Mses. Donio and Rottenberg and Mr. McGeever, with Ms. Donio serving as Chairperson. Effective May 31, 2018, Mr. McGeever will resign from our compensation committee and Mr. Dalzell has been appointed to fill such vacancy. Each member of our compensation committee meets the requirements for independence under the NYSE Listing Standards and SEC rules. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Our compensation committee, among other things:

  •
  reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

  •
  administers our stock and equity compensation plans;

  •
  reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and

  •
  establishes and reviews general policies relating to compensation and benefits of our employees.

        Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE Listing Standards. A copy of the charter of our compensation committee is available on our website https://investors.twilio.com/.

        Our compensation committee held four meetings during fiscal year 2017.

  Nominating and Corporate Governance Committee

        Our nominating and governance committee consists of Ms. Rottenberg and Mr. Dalzell, with Ms. Rottenberg serving as Chairperson. Each member of our nominating and governance committee meets the requirements for independence under the NYSE Listing Standards and SEC rules. Our nominating and corporate governance committee, among other things:

  •
  identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

  •
  considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

  •
  reviews and assesses the adequacy of our corporate governance guidelines and recommends any proposed changes to our board of directors; and

  •
  evaluates the performance of our board of directors and of individual directors.

        Our nominating and corporate governance committee operates under a written charter that satisfies the applicable NYSE Listing Standards. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.twilio.com/.

        Our nominating and corporate governance committee held three meetings during fiscal year 2017.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled "Certain Relationships and Related Party Transactions" for information about related party transactions involving members of our compensation committee or their affiliates.

Identifying and Evaluating Director Nominees

        The board of directors has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee's charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of director's approval as director nominees for election to the board of directors.

Minimum Qualifications

        Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders' best interests.

        Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

        Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our General Counsel at Twilio Inc., 375 Beale Street, Suite 300, San Francisco, CA 94105, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder and Other Interested Party Communications

        The board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 375 Beale Street, Suite 300, San Francisco, CA 94105, Attn: Board of Directors c/o General Counsel.

        For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 375 Beale Street, Suite 300, San Francisco, CA 94105, Attn: [Name of Individual Director].

        Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairperson of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

        Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our Internet website at https://investors.twilio.com and may also be obtained without charge by contacting our Corporate Secretary at Twilio Inc., 375 Beale Street, Suite 300, San Francisco, CA 94105. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2017, no waivers were granted from any provision of our Code of Business Conduct and Ethics.

Risk Management

        Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

        Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as such other times as they deemed appropriate.

        While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs, policies and practices. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

  Non-Employee Director Compensation Policy

        We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. We feel that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of the Company and our stockholders.

        In May 2016, our board of directors, upon the recommendation of our compensation committee, adopted our Non-Employee Director Compensation Policy for the compensation of our non-employee directors. In 2017, our compensation committee engaged Compensia, Inc. ("Compensia"), a national compensation consulting firm, as its compensation consultant to advise on director compensation matters. In doing so, our compensation committee reviewed and considered a peer group study prepared by Compensia. Our compensation committee did not strictly target any specific levels of pay, and instead, used the comparative market data provided by Compensia as an important reference point in its decision-making process. At the recommendation of our compensation committee, we amended and restated the Non-Employee Director Compensation Policy in June 2017 to, among other things, modify the cash retainer policy such that the chair and members of our compensation committee would receive a cash retainer commensurate with that received by the chair and members of our audit committee. Our non-employee directors receive compensation in the form of the cash retainers and equity awards as set forth below.

Annual Retainer for Board Membership
Annual service on the board of directors	$30,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$9,000
Annual service as chair of the audit committee	$18,000
Annual service as member of the compensation committee (other than chair)	$9,000
Annual service as chair of the compensation committee	$18,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$3,500
Annual service as chair of the nominating and corporate governance committee	$7,000

        Our policy during fiscal year 2017 provided that, upon initial election to our board of directors, each non-employee director would be granted restricted stock units ("RSUs") having a value of $300,000 (the "Initial Grant"). In addition, on the date of each of our annual meetings of stockholders, each non-employee director who would continue as a member of our board of directors following such annual meeting of stockholders would be granted an annual award of RSUs having a value of $150,000 (the "Annual Grant"). The number of RSUs for the Initial Grant and the Annual Grant were determined by dividing the applicable values by the average closing market price on The New York Stock Exchange (or such other market on which the Company's Class A common stock is then principally listed) of one share of the Company's Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date. The Initial Grant vests in equal annual installments over three years, subject to continued service as a director through the applicable vesting dates. The Annual Grant vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon a "sale event," as defined in our 2016 Stock Option and Incentive Plan (the "2016 Plan").

        The policy also provides that, pursuant to the 2016 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2016 Plan or any similar provision of a successor plan).

        Employee directors receive no additional compensation for their service as a director.

        We also reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors for their attendance at meetings of our board of directors or any committee thereof.

  Non-Employee Directors' Deferred Compensation Program

        In July 2017, we implemented a Non-Employee Directors' Deferred Compensation Program to offer our non-employee directors the ability to defer the receipt of any RSUs granted to them from Initial Grants or Annual Grants under the 2016 Plan. In advance of an award of RSUs and in compliance with the program's requirements, a non-employee director may elect to defer the receipt of all of his or her RSUs until the earliest of (i) ninety (90) days after such non-employee director ceases to serve as a member of our board of directors; (ii) the consummation of a sale event; or (iii) ninety (90) days after the non-employee director's death (such earliest date, the "Payment Event"). Upon the vesting of the RSUs, any amounts that would otherwise have been paid in shares of Company common stock will be converted into deferred stock units ("DSUs") on a one-to-one basis and credited to the non-employee director's deferred account. The DSUs will be paid in shares of Company common stock on a one-to-one basis in a single lump sum (and will cease to be held in the non-employee director's deferred account) as soon as practicable following the Payment Event.

  Stock Ownership Policy

        In April 2018, we adopted a stock ownership policy for our non-employee directors, which requires such directors to acquire and hold the lesser of (i) a number of shares of our Company's common stock equal in value to three times the director's annual cash retainer for regular service on the board of directors or (ii) 2,500 shares of our Company's common stock, until such director's service on the board of directors ceases. We only count directly and beneficially owned shares, including shares purchased through our Company's 2016 Employee Stock Purchase Plan (the "ESPP") or 401(k) plan, if applicable, shares underlying vested RSUs that are held or deferred and shares underlying vested and unexercised in-the-money stock options. Each non-employee director has three years from the later of his or her initial election to the board of directors or from the effective date of the policy to obtain the required ownership level.

  2017 Non-Employee Director Compensation Table

        The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors in fiscal year 2017. Mr. Lawson, who is our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Lawson, as a named executive officer of the Company, is presented in "Executive Compensation—Summary Compensation Table".

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Richard Dalzell(2)	33,500	148,744	182,244
Byron Deeter(3)	31,750	148,744	180,494
Elena Donio(4)	44,000	148,744	192,744
Jeffrey Epstein(5)	19,500	328,908	348,408
James McGeever(6)	55,000	148,744	203,744
Scott Raney(7)	19,500	—	19,500
Erika Rottenberg(8)	51,250	148,744	199,994

(1)
The amounts reported represent the aggregate grant date fair values of the RSUs awarded to the directors in the fiscal year ended December 31, 2017, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. The amounts reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the directors upon vesting or settlement of the RSUs.

(2)
As of December 31, 2017, Mr. Dalzell held an outstanding stock option to purchase a total of 142,500 shares of our Class B common stock and also held 6,005 RSUs.

(3)
As of December 31, 2017, Mr. Deeter held 6,005 RSUs.

(4)
As of December 31, 2017, Ms. Donio held 18,456 RSUs.

(5)
Mr. Epstein joined our Company's board of directors on July 13, 2017 and received an Initial Grant in July 2017. As of December 31, 2017, Mr. Epstein held 11,157 RSUs. Pursuant to the Non-Employee Director's Deferred Compensation Program, Mr. Epstein has elected to defer all 11,157 RSUs.

(6)
As of December 31, 2017, Mr. McGeever held 6,005 RSUs.

(7)
Mr. Raney resigned from our board of directors effective June 12, 2017. As of December 31, 2017, Mr. Raney held no outstanding equity awards.

(8)
As of December 31, 2017, Ms. Rottenberg held 21,299 RSUs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

        Each director's term continues until the election and qualification of his or her successor, or such director's earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our Company.

Nominees

        Our nominating and corporate governance committee has recommended, and our board of directors has approved, Byron Deeter, Jeffrey Epstein and Jeff Lawson as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Deeter, Epstein and Lawson will serve as Class II directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance."

        If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the election of Messrs. Deeter, Epstein, and Lawson. We expect that Messrs. Deeter, Epstein, and Lawson will each accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

        The election of directors requires a plurality of the voting power of the shares of our common stock be present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
EACH OF THE NOMINEES NAMED ABOVE.

 PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our audit committee has appointed KPMG LLP ("KPMG"), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2018. During our fiscal year ended December 31, 2017, KPMG served as our independent registered public accounting firm.

        Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

        If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

        The following table presents fees for professional audit services and other services rendered to our Company by KPMG for our fiscal years ended December 31, 2016 and 2017.

	2016	2017
	(in thousands)
Audit Fees(1)	$1,776	$2,559
Audit-Related Fees	$—	$—
Tax Fees(2)	$129	$—
All Other Fees	$—	$—

Total Fees	$1,905	$2,559

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, and the review of the financial statements included in our quarterly reports. Fees for fiscal year 2016 also consisted of professional services rendered in connection with our Registration Statements on Form S-1 related to the initial public offering and follow-on offering of our Class A common stock completed in June 2016 and October 2016, respectively.

(2)
Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

Auditor Independence

        In our fiscal year ended December 31, 2017, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants' independence. All services provided by KPMG for our fiscal years ended December 31, 2016 and 2017 were pre-approved by our audit committee and were compatible with maintaining KPMG's independence.

Vote Required

        The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

 PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our stockholders.

        Our compensation programs are designed to effectively align our executives' interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

        Stockholders are urged to read the section titled "Executive Compensation" and, in particular, the section titled "Executive Compensation—Compensation Discussion and Analysis" in this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our board of directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

  RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2018 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

        The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

        The vote is advisory, which means that the vote is not binding on the Company, our board of directors or our compensation committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote to approve the compensation of our named executive officers.

        By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our named executive officers every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. Our board of directors has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on the Company's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with the Company's efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required

        Stockholders will not be voting to approve or disapprove of the recommendation of our board of directors. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The option that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

        As an advisory vote, this proposal will not be binding on the Company, our board of directors or our compensation committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board of directors. Our board of directors may decide that it is in the best interests of our stockholders and the Company to hold a non-binding advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the non-binding advisory nature of this vote, the Company recognizes that the stockholders may have different views as to the best approach for the Company and looks forward to hearing from stockholders as to their preferences on the frequency of a non-binding advisory vote on executive compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF "ONE YEAR" AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

        The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The New York Stock Exchange and rules of the Securities and Exchange Commission ("SEC"). The audit committee operates under a written charter approved by our board of directors, which is available on our web site at https://investors.twilio.com/. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee's performance on an annual basis.

        With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, KPMG LLP ("KPMG"), is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and our internal control over financing reporting, expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles as well as the effectiveness of our internal control over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

  •
  reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 and management's report on internal control over financial reporting with management and KPMG;

  •
  discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the PCAOB in Rule 3200T; and

  •
  received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence and has discussed with KPMG its independence.

        Based on the audit committee's review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

        Respectfully submitted by the members of the audit committee of the board of directors:

  Jeffrey Epstein (Chair)
  James McGeever
  Erika Rottenberg

This report of the audit committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

 EXECUTIVE OFFICERS

        The following table identifies certain information about our executive officers as of March 31, 2018. Our executive officers are appointed by, and serve at the discretion of, our board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jeff Lawson	40	Co-Founder, Chief Executive Officer and Chairperson
Lee Kirkpatrick	57	Chief Financial Officer
George Hu	43	Chief Operating Officer
Karyn Smith	53	General Counsel and Corporate Secretary

  Executive Officers

        Jeff Lawson.    Mr. Lawson is one of our founders and has served as our Chief Executive Officer and as a member of our board of directors since April 2008 and has served as the Chairperson of our board of directors since November 2015. From 2001 to 2008, Mr. Lawson served as founder and Chief Technology Officer of Nine Star, Inc., a multi-channel retailer of equipment and apparel to the action sports industry. From 2004 to 2005, Mr. Lawson served as Technical Product Manager of Amazon.com, Inc., an electronic commerce and cloud computing company. In 2000, Mr. Lawson served as Chief Technology Officer of StubHub, Inc., an online marketplace for live entertainment events. From 1998 to 2000, Mr. Lawson served in several roles at Versity.com, Inc., a website for college lecture notes, including as founder, Chief Executive Officer and Chief Technology Officer. Mr. Lawson holds a B.S. in Computer Science and Film/Video from the University of Michigan.

        Mr. Lawson was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer, one of our founders and as one of our largest stockholders, as well as his extensive experience as an executive with other technology companies.

        Lee Kirkpatrick.    Mr. Kirkpatrick has served as our Chief Financial Officer since May 2012. From November 2010 to December 2011, Mr. Kirkpatrick served as Chief Financial Officer of SAY Media, Inc., a digital media and advertising firm formed by the combination of VideoEgg, Inc. and SixApart, Ltd. From 2007 to 2010, Mr. Kirkpatrick served as Chief Operating Officer and Chief Financial Officer of VideoEgg, Inc., an online advertising network. From 2005 to 2006, Mr. Kirkpatrick served as Chief Operating Officer of Kodak Imaging Network at the Eastman Kodak Company, an imaging company. From 2000 to 2005, Mr. Kirkpatrick served in several roles at Ofoto Inc., an online photography service, which was acquired by Eastman Kodak Company in 2001, including as Chief Operating Officer and Chief Financial Officer. From 1998 to 2000, Mr. Kirkpatrick served as Chief Financial Officer of iOwn, Inc., an online real estate services website, which was acquired by CitiMortgage, Inc. in 2001. From 1997 to 1998, Mr. Kirkpatrick served as Chief Financial Officer of HyperParallel, Inc., a data mining software company, which was acquired by Yahoo! Inc. in 1998. From 1988 to 1997, Mr. Kirkpatrick served in several roles at Reuters Group PLC, a financial information and news service company, including as Manager of Special Projects, District Finance Manager and Director of Finance and Operations. Mr. Kirkpatrick holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Columbia University. On February 13, 2018, we announced that Mr. Kirkpatrick had informed us and our board of directors of his decision to retire from the Company. To ensure an orderly transition and continuity of operations, Mr. Kirkpatrick is expected to continue to serve as our Chief Financial Officer until his successor is found and has moved into the role.

        George Hu.    Mr. Hu has served as our Chief Operating Officer since February 2017. From December 2014 to April 2016, Mr. Hu founded and served as Chief Executive Officer at Peer, a workplace feedback startup that was acquired by Twitter in 2016. Prior to that, from November 2011 to December 2014, Mr. Hu served as Chief Operating Officer of Salesforce.com, Inc., a leading provider of enterprise cloud computing applications. From 2001 to 2011, Mr. Hu served in a variety of other management roles at Salesforce.com, Inc., including Vice President of Product Marketing, Senior Vice President of Applications, Executive Vice President of Products, and Chief Marketing Officer. Mr. Hu holds an A.B. in Economics from Harvard College and an M.B.A. in Business Administration from the Stanford Graduate School of Business.

        Karyn Smith.    Ms. Smith has served as our General Counsel since September 2014. From October 2013 to August 2014, Ms. Smith served as Chief Operating Officer and General Counsel at Peek, Aren't You Curious, Inc., a children's clothing company. From January 2013 to August 2013, Ms. Smith served as General Counsel at Meltwater Group Inc., a software-as-a-service company. From August 2009 to June 2012, Ms. Smith served as Vice President and Deputy General Counsel at Zynga Inc., an online video game company. Prior to Zynga, Ms. Smith was a partner at Cooley LLP, a law firm, where she practiced law for 10 years. Ms. Smith holds a Bachelor of Journalism from the University of Missouri, Columbia and a J.D. from Santa Clara University School of Law.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the compensation program for our named executive officers. During the fiscal year ending December 31, 2017, these individuals were:

  •
  Jeff Lawson, our Chief Executive Officer and Chairperson of our Board of Directors;

  •
  Lee Kirkpatrick, our Chief Financial Officer;

  •
  George Hu, our Chief Operating Officer; and

  •
  Karyn Smith, our General Counsel.

        This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2017. It also provides an overview of our executive compensation philosophy and objectives. Finally, it discusses how our compensation committee of our board of directors arrived at the specific compensation decisions for our executive officers, including our named executive officers, for 2017, including the key factors that our compensation committee considered in determining their compensation.

  Chief Financial Officer Transition

        On February 13, 2018, we announced that Mr. Kirkpatrick, who has served as our Chief Financial Officer since May 2012, had informed us and our board of directors of his decision to retire from the Company. To ensure an orderly transition and continuity of operations, Mr. Kirkpatrick is expected to continue to serve as our Chief Financial Officer until his successor is found and has moved into the role. The search process has begun and is expected to be completed before the end of the fiscal year.

  Executive Summary

          Business Overview

        We are the leader in the Cloud Communications Platform category. We believe the future of communications will be written in software, by the developers of the world—our customers. By empowering them, our mission is to fuel the future of communications.

        We enable developers to build, scale and operate real-time communications within their software applications via our simple-to-use Application Programming Interfaces ("APIs"). The power, flexibility and reliability offered by our software building blocks empower companies of virtually every shape and size to build world-class engagement into their customer experience.

        Our platform consists of three layers: our Engagement Cloud, Programmable Communications Cloud and Super Network. Our Engagement Cloud software is a set of APIs that handles the higher level communication logic needed for nearly every type of customer engagement. These APIs are focused on the business challenges that a developer is looking to address, allowing our customers to more quickly and easily build better ways to engage with their customers throughout their journey. Our Programmable Communications Cloud software is a set of APIs that enables developers to embed voice, messaging and video capabilities into their applications. The Programmable Communications Cloud is designed to support almost all the fundamental ways humans communicate, unlocking innovators to address just about any communication market. Our Super Network is our software layer that allows our customers' software to communicate with connected devices globally. It interconnects with communications networks around the world and continually analyzes data to optimize the quality and cost of communications that flow through our platform. The Super Network also contains a set of APIs that gives our customers access to more foundational components of our platform, such as telephone numbers.

        As of December 31, 2017, our customers' applications that are embedded with our products could reach users via voice, messaging and video in nearly every country in the world, and our platform offered customers local telephone numbers in over 100 countries and text-to-speech functionality in 26 languages. We support our global business through 27 cloud data centers in nine regions around the world and have developed contractual relationships with network service providers globally.

          Fiscal 2017 Performance Highlights

        During 2017, we continued to grow revenue and diversify our business:

  •
  We recorded total revenue of $399.0 million for the full year, up 44% from the full year 2016 revenue of $277.3 million;

  •
  We recorded Base Revenue of $365.5 million for the full year, up 49% from the full year 2016 base revenue of $245.5 million;

  •
  We recorded a GAAP loss from operations of $66.1 million for the full year, compared with a GAAP loss from operations of $41.3 million for the full year 2016. Our non-GAAP loss from operations was $20.1 million for the full year, compared with a non-GAAP loss from operations of $12.2 million for the full year 2016; and

  •
  We had 48,979 Active Customer Accounts as of December 31, 2017, compared to 36,606 Active Customer Accounts as of December 31, 2016.

        Please refer to Appendix A of this proxy statement for a more detailed discussion of how we measure Base Revenue, Active Customer Accounts and other key business metrics and for a reconciliation of GAAP loss from operations to non-GAAP loss from operations.

          Executive Compensation Highlights

        Based on our overall operating environment and these results, our compensation committee took the following key actions with respect to the compensation of our named executive officers for 2017:

  •
  Base Salary—Approved annual base salary increases ranging from 18.5% to 31.6% as we continue to move the target total cash compensation of our named executive officers (other than our Chief Executive Officer) closer to the market median and, at our Chief Executive Officer's request, approved his base salary to remain at its 2016 level.

  •
  Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities to our named executive officers (other than our Chief Executive Officer and our Chief Operating Officer) in the form of time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock, with aggregate grant date fair values ranging from approximately $1,903,755 to approximately $3,067,190, as well as a time-based stock option to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock for our Chief Executive Officer with an aggregate grant date fair value of approximately $5,288,274.

  •
  No Annual Cash Bonus Program—Since July 1, 2015, we have not maintained a formal annual cash bonus plan for any of our executive officers, including our named executive officers.

  •
  Special Bonus for Ms. Smith—On June 12, 2017, our compensation committee approved the award of a special, one-time cash bonus to Ms. Smith, our General Counsel, in the amount of $125,000. This bonus was awarded to Ms. Smith in recognition of her services and contributions to us as our interim Chief People Officer during the period between May 2016 and June 2017.

  •
  Appointment of Chief Operating Officer—On February 28, 2017, Mr. Hu was hired as our Chief Operating Officer. In connection with his appointment, we entered into an employment offer letter with him providing for the following compensation arrangements:

  •
  An initial annual base salary of $600,000;

  •
  The grant of a time-based stock option to purchase 900,000 shares of our Class A common stock with an exercise price of $31.72 per share, generally vesting over four years, subject to his continued employment with us through each applicable vesting date, and subject further to certain vesting acceleration provisions;

  •
  The grant of time-based RSUs that may be settled for 100,000 shares of our Class A common stock, generally vesting over four years, subject to his continued employment with us through each applicable vesting date, and subject further to certain vesting acceleration provisions;

  •
  The grant of three performance-based stock options to purchase an aggregate of 555,000 shares of our Class A common stock, each with an exercise price of $31.72 per share. Each such performance-based stock option will only begin to vest if certain pre-established target levels tied to our revenue are achieved by certain specified dates. If the performance conditions applicable to each performance-based stock option are satisfied, then the stock option will immediately vest with respect to 50% of the shares subject thereto and will thereafter vest in equal monthly installments over 24 months with respect to the remaining shares subject thereto. If the applicable revenue target is not achieved by the applicable date, then the relevant performance-based stock option will be forfeited at that time. Such performance-based stock options are subject to certain vesting acceleration provisions; and

  •
  Participation in our Amended and Restated Executive Severance Plan (as described further in "Potential Payments Upon Termination or Change in Control—Amended and Restated Executive Severance Plan" below).

        Mr. Hu's employment offer letter was negotiated on our behalf by our Chief Executive Officer. In establishing the compensation arrangements for Mr. Hu, we took into consideration several factors, including (i) the requisite experience and skills that a qualified chief operating officer candidate for our Company would need to lead and manage a growing business in a dynamic and ever-changing environment, (ii) the competitive market for superior candidates at other comparable companies based on a review of competitive market data, including data drawn from the companies in our compensation peer group, various aspirational companies and selected compensation surveys, (iii) his then-current compensation at his prior employer, including the estimated amount of compensation he would forfeit by accepting employment with us, (iv) the need to integrate our new chief operating officer into our existing executive compensation structure, balancing both competitive and internal equity considerations as well as his existing compensation package and (v) the advice of Compensia, our compensation committee's independent compensation consultant. Following negotiations with Mr. Hu, whom our Chief Executive Officer, compensation committee and our board of directors as a whole, believed was the strongest candidate to help our Company achieve its short-term and long-term "go-to-market" strategy and expansion goals, our compensation committee approved Mr. Hu's compensation arrangements and granted him the performance-based stock options described above. Given that our sales function would report directly to Mr. Hu as Chief Operating Officer, the compensation committee believed that directly tying some of his initial equity grant to our revenue growth over a multi-year (four-year) period was another way to closely align his interests with those of our stockholders.

        The terms and conditions of the Amended and Restated Executive Severance Plan and Mr. Hu's employment offer letter as they relate to his post-employment compensation arrangements are described in the sections titled "Post-Employment Compensation Arrangements", "Employment Agreements or Offer Letters with Named Executive Officers" and "Potential Payments Upon Termination or Change in Control" below.

          Pay-for-Performance Analysis

        We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate financial and operational results and individual performance. While we do not determine either "variable" or "fixed" pay for each named executive officer with reference to a specific percentage of target total direct compensation, consistent with our "pay-for-performance" philosophy, our executive compensation program emphasizes "variable" pay over "fixed" pay.

        In 2017, the majority of the target total direct compensation of our Chief Executive Officer consisted of variable pay in the form of long-term incentive compensation opportunities. Fixed pay, primarily consisting of base salary, made up only 2.5% of our Chief Executive Officer's target total direct compensation, while contingent ("variable") pay, consisting of long-term incentive compensation in the form of equity awards, made up 97.5% of his target total direct compensation. Similar allocations applied to our other executive officers, including our other named executive officers. The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other named executive officers in 2017:

Chief Executive Officer Target Pay Mix	Average Other Named Executive Officer Target Pay Mix

        We believe that this approach provides balanced incentives for our executive officers to drive our Company's financial performance and long-term growth.

          Executive Compensation Policies and Practices

        We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on at least an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do	What We Don't Do

Use a Pay-for-Performance Philosophy. The majority of our executive officers' target total direct compensation is directly linked to the performance of our stock price.	No Retirement Plans. We do not currently offer pension arrangements, nonqualified deferred compensation arrangements or retirement plans to our executive officers other than a 401(k) retirement plan that is generally available to all our U.S. employees.

Compensation "At-Risk." Our executive compensation program is designed so that a significant portion of our executive officers' target total direct compensation is equity-based, and therefore "at risk," to align the interests of our executive officers and stockholders.	No Short-Term Cash Bonus Program or Guaranteed Bonuses. We do not maintain a formal cash bonus program for our executive officers, nor do we provide guaranteed bonuses to our executive officers.

"Double-Trigger" Change-in-Control Arrangements. With the exception of certain equity awards granted to one named executive officer, the terms of which were determined through arm's length negotiations at the time of hire, all of our post-employment compensation arrangements in the event of a change in control of the Company are "double-trigger" arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. All such payments and benefits are also subject to the execution and delivery of an effective release of claims in favor of our Company.
Limited Perquisites or Other Personal Benefits. We provide limited perquisites and other personal benefits to our executive officers, which, in 2017, consisted of individual supplemental long-term disability insurance, reimbursements for our Chief Executive Officer's costs incurred in connection with his filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR") and reimbursements for our Chief Operating Officer's legal costs incurred in connection with the negotiation of his employment offer letter.

Maintain an Independent Compensation Committee. Our compensation committee consists solely of independent directors.
Limited Tax Payments on Perquisites. We generally do not provide any tax reimbursement payments (including "gross-ups") on any perquisites or other personal benefits except that, in 2017, we provided a tax gross-up to our Chief Executive Officer with respect to the income that he recognized as a result of our payment for his HSR filing.

What We Do	What We Don't Do

Retain an Independent Compensation Advisor. Our compensation committee has engaged its own independent compensation advisor to provide information, analysis and other advice on executive compensation independent of management.	No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including "gross-ups") with respect to payments or benefits contingent upon a change in control of our Company.

Annual Executive Compensation Review. Our compensation committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative purposes.	No Hedging. We prohibit our employees, including our executive officers, and the non-employee members of our board of directors from engaging in certain derivative transactions relating to our securities.

Annual Compensation-Related Risk Assessment. Our compensation committee reviews, on an annual basis, our compensation-related risk profile.	No Pledging. We prohibit our executive officers and the non-employee members of our board of directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

Stock Ownership Policy. We maintain a stock ownership policy for our Chief Executive Officer, our other named executive officers and the non-employee members of our board of directors.	No Special Welfare or Health Benefits. We do not provide our executive officers with any special welfare or health benefit programs, other than individual supplemental long-term disability insurance and participation on the same basis as all of our full-time employees in the employee programs that are standard in our industry sector.

        Say-on-Pay Vote on Executive Compensation

        In prior years, we were an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our named executive officers (a "Say-on-Pay vote"). At the 2018 Annual Meeting of Stockholders, we will be conducting our first Say-on-Pay vote as described in Proposal No. 3 of this proxy statement. Because we value the opinions of our stockholders, the board of directors and our compensation committee will consider the outcome of the Say-on-Pay vote, and the related Say-on-Frequency vote described in Proposal No. 4 of this proxy statement, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

        Executive Compensation Philosophy

        Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

  •
  attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;

  •
  provide compensation packages to our executive officers that are competitive and reward the achievement of our business objectives; and

  •
  effectively align our executive officers' interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

        Because we do not have a cash bonus program for our executive officers, generally, our compensation committee has sought to set base salaries at the higher end of the competitive market range to provide what it believes to be reasonable cash compensation levels and will serve to attract and retain our executives. Further, our compensation committee tends to weight the target total direct compensation opportunities of our executive officers more heavily towards equity compensation.

        Oversight of Executive Compensation Program

          Role of the Compensation Committee

        Our compensation committee discharges many of the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers, and the non-employee members of our board of directors (as described further in "Board of Directors and Corporate Governance—Non-Employee Director Compensation" above). Our compensation committee has overall responsibility for overseeing our compensation structure, policies and programs generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and assessment of our compensation programs.

          Compensation-Setting Process

        Our compensation committee determines the target total direct compensation opportunities for our executive officers, including our named executive officers. Our compensation committee does not use a single method or measure in developing its recommendations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. Nonetheless, as it continues to position the compensation of our named executive officers to levels that are more consistent with those of a public company, generally, our compensation committee begins its deliberations on cash and equity compensation levels with reference to various percentile levels for cash compensation and target total direct compensation as reflected in competitive market data.

        When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors:

  •
  our performance against the financial and operational objectives established by our compensation committee and our board of directors;

  •
  our financial performance relative to our compensation peer group;

  •
  the compensation levels and practices of our compensation peer group;

  •
  each individual executive officer's skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

  •
  the scope of each individual executive officer's role compared to other similarly-situated executives at the companies in our compensation peer group;

  •
  the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and ability to work as part of a team, all of which reflect our core values;

  •
  compensation parity among our individual executive officers; and

  •
  the recommendations provided by our Chief Executive Officer with respect to the compensation of our other executive officers.

        These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation committee reviews the base salary levels and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in "Other Compensation Policies and Practices—Equity Awards Grant Policy" below.

          Role of Chief Executive Officer

        In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management assists our compensation committee by providing information on corporate and individual performance, market compensation data and management's perspective on compensation matters. Our compensation committee solicits and reviews our Chief Executive Officer's recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

        Our compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

          Role of Compensation Consultant

        Our compensation committee engages an external independent compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2017, our compensation committee engaged Compensia as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, the selection of our compensation peer group, and data analysis. For 2017, the scope of Compensia's engagement included:

  •
  researching, developing, and reviewing our compensation peer group;

  •
  reviewing and analyzing the compensation for our executive officers, including our named executive officers;

  •
  supporting the design and implementation of changes to our executive long-term incentive strategy;

  •
  providing analysis of market practice and supporting the consideration and finalization of changes to our Amended and Restated Executive Severance Plan;

  •
  reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2018 Annual Meeting of Stockholders;

  •
  providing competitive market data and analysis to support the determination of the compensation arrangements that we negotiated in connection with the hiring of our Chief Operating Officer; and

  •
  supporting other ad hoc matters throughout the year.

        The terms of Compensia's engagement included reporting directly to our compensation committee and to our compensation committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2017, Compensia did not provide any other services to us. In April 2017, our compensation committee evaluated Compensia's independence pursuant to the NYSE Listing Standards and the relevant SEC rules and determined that no conflict of interest had arisen as a result of the work performed by Compensia.

          Competitive Positioning

        For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of industry, revenue and market capitalization.

        In developing the compensation peer group for 2017, the following criteria were observed in identifying comparable companies:

  •
  similar industry and competitive market for talent;

  •
  within a range of 0.5x to 2.0x of our revenue; and

  •
  within a range of 0.3x to 3.0x of our market capitalization.

        Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

        At the beginning of 2017, our compensation committee used the following compensation peer group to assist with the determination of compensation for our executive officers. Our compensation committee approved this peer group in December 2016 following a review that included input from Compensia.

Acacia Communications	New Relic	ServiceNow
Box	Nutanix	Splunk
Cornerstone OnDemand	Paycom Software	Tableau Software
FireEye	Paylocity Holding	Veeva Systems
Guidewire Software	Proofpoint	Workday
HubSpot	RingCentral	Zendesk
LogMeIn

        In June 2017, our compensation committee, upon the recommendation of Compensia, added Mulesoft to the compensation peer group.

        Our compensation committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey (the "Radford Survey"), to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers, including base salary and long-term incentive compensation opportunities. The Radford Survey provides compensation market intelligence and is widely used within the technology industry.

        In addition, subsets of the Radford Survey were incorporated into the competitive assessment prepared by Compensia and used by our compensation committee to evaluate the compensation of our executive officers. Specifically, our compensation committee received a custom report of survey results reflecting only companies from our compensation peer group in addition to survey results tailored solely based on revenue. The Radford Survey data supplements the compensation peer group data and provides additional information for our named executive officers and other vice president positions for which there is less public comparable data available.

        Individual Compensation Elements

        In 2017, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Long-Term Incentives	Equity awards in the form of stock options to purchase shares of our Class A common stock and RSUs that may be settled for shares of our Class A common stock
Designed to align the interests of our executive officers and our stockholders by motivating them to achieve long-term stockholder value creation. Also designed to achieve our retention objectives for our executive officers.

          Base Salary

        Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

        Using the competitive market data provided by its compensation consultant, our compensation committee reviews and develops recommendations for adjusting the base salaries for each of our executive officers, including our named executive officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by our compensation committee in the event of a promotion or significant change in responsibilities.

        Generally, our compensation committee sets base salaries with reference to various percentile levels of the competitive range of our compensation peer group and applicable executive compensation survey data. Since our initial public offering, we have evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at a public company.

        In February 2017, consistent with the recommendation of our Chief Executive Officer, our compensation committee determined to increase the base salaries of our executive officers, including our named executive officers (other than our Chief Executive Officer). In making these decisions, our compensation committee considered the current risks and challenges facing us, our decision to forego the adoption of an annual cash bonus program, its objective of gradually positioning the target total cash compensation of our executive officers at levels that are more consistent with those of a public company in our industry, as well as the factors described in "Oversight of Executive Compensation Program—Compensation-Setting Process" above. At our Chief Executive Officer's request, and to weight more of his target total direct compensation to variable pay in the form of long-term incentive compensation, the compensation committee determined to maintain the base salary of our Chief Executive Officer at its 2016 level.

        The base salaries of our named executive officers for 2017 were adjusted as follows:

Named Executive Officer	2016 Base Salary	2017 Base Salary(1)	Percentage Adjustment
Mr. Lawson	$133,700	$133,700	—
Mr. Kirkpatrick	$380,000	$500,000	31.6%
Mr. Hu(2)	—	$600,000	—
Ms. Smith	$337,500	$400,000	18.5%

(1)
These annual base salary adjustments were effective retroactively to January 1, 2017.

(2)
Mr. Hu joined our Company in February 2017.

        The actual base salaries paid to our named executive officers in 2017 are set forth in the "Summary Compensation Table" below.

          Long-Term Incentive Compensation

        We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

        Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in "Other Compensation Policies and Practices—Equity Awards Grant Policy" below. The amount and forms of such equity awards are determined by our compensation committee after considering the factors described in "Oversight of Executive Compensation Program—Compensation-Setting Process" above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group and Radford Survey data for similar roles and positions for each of our executive officers, taking into consideration the factors described in "Oversight of Executive Compensation Program—Compensation-Setting Process" above.

        In February 2017, prior to the hiring of our Chief Operating Officer, our compensation committee determined that the equity awards to be granted to our executive officers should be in the form of time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock. After considering the factors described in "Oversight of Executive Compensation Program—Compensation-Setting Process" above, our compensation committee approved the following equity awards for our then-existing named executive officers in 2017 as part of its annual executive compensation review:

Named Executive Officer	Stock Options to Purchase Shares of Class A Common Stock (number of shares)	Time-Based RSUs (number of shares)	Aggregate Grant Date Fair Value ($)
Jeff Lawson	163,890	87,271	$5,288,274
Lee Kirkpatrick	95,056	50,617	$3,067,190
Karyn Smith	59,000	31,417	$1,903,755

        In connection with the appointment of Mr. Hu as our Chief Operating Officer, our compensation committee approved the grant of the equity awards described in the section titled "Executive Summary—Executive Compensation Highlights—Appointment of Chief Operating Officer" above.

          Stock Options

        We believe that stock options provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with our Company as they require continued employment through the vesting period. The stock options to purchase shares of our Class A common stock generally have a 10-year term and generally vest as to one-quarter of such shares on the first anniversary of the "vesting commencement date" and thereafter as to 1/48th of the shares subject to the stock option each month, subject to the named executive officer's continued employment with us through each applicable vesting date. Consistent with our compensation objectives, we believe this approach aligns our executive officers' efforts and contributions with our long-term interests and allows them to participate in any future appreciation in value of our common stock.

        Pursuant to our Chief Operating Officer's employment offer letter, he was granted time-based stock options for a seven-year term and performance-based stock options to purchase shares of our Class A common stock, for reasons described in "Executive Summary—Executive Compensation Highlights—Appointment of Chief Operating Officer" above. The performance-based stock options will only begin to vest if certain pre-established target levels tied to our revenue are achieved by certain specified dates, the disclosure of which would cause potential significant competitive harm to us without adding meaningfully to the understanding of our business, since our revenue projections are based on our internal forecasts and confidential information about our business. However, the compensation committee has set such performance-based metrics at definitive, rigorous and objective levels which we believe are sufficiently high so as to require substantial effort and achievement by our Chief Operating Officer to be attained. We believe it would be difficult, though not unattainable, for such revenue targets to be reached. To date, we have only granted performance-based stock options to our Chief Operating Officer in connection with his hiring for the reasons described in "Executive Summary—Executive Compensation Highlights—Appointment of Chief Operating Officer" above. Our Chief Operating Officer's employment offer letter, including the terms of his performance-based stock options, were established after arms' length negotiations with him and our consideration, at the time of his hire, of the requisite experience and skills that a qualified Chief Operating Officer candidate for the Company would need, as well as the competitive market for similar positions at other comparable companies, as described in more detail in "Executive Summary—Executive Compensation Highlights—Appointment of Chief Operating Officer" above. In addition, we believe that it was appropriate to grant our Chief Operating Officer these performance-based stock options as a way to further align him with our stockholders, as the value of any amount earned pursuant to the performance-based stock options is directly tied to our revenue over a long-term period (at least four years). A portion of such performance-based stock options vest over time as well, which incentivizes retention.

          Time-Based RSUs

        We believe time-based RSUs also provide a strong retention incentive for our executive officers, provide a moderate reward for growth in the value of our common stock and, because they use fewer shares than stock options, are less dilutive to our stockholders. The time-based RSUs that may be settled for shares of our Class A common stock generally vest as to 13/48th of the shares subject to the award on the first anniversary of the applicable "vesting commencement date", as to 1/16th of the shares subject to the award as of the end of each of the next 11 fiscal quarters and as to 1/24th of the shares subject to the award as of the end of the next fiscal quarter thereafter, subject to the named executive officer's continued employment with us through each applicable vesting date. The time-based

RSUs for Mr. Hu vest as to 25% of the shares subject to the award on the first anniversary of the applicable "vesting commencement date" and as to 1/16th of the shares subject to the award as of the end of each of the next 12 quarters thereafter, subject to Mr. Hu's continued employment with us through each applicable vesting date.

        The equity awards granted to our named executive officers in 2017 are set forth in the "Summary Compensation Table" and the "Grants of Plan-Based Awards Table" below.

          One-Time Cash Bonus

        On June 12, 2017, our compensation committee approved an award of a special one-time cash bonus to Ms. Smith in the amount of $125,000 in recognition of her services and contribution to us as our interim Chief People Officer during the period between May 2016 and June 2017.

        The cash bonus paid to Ms. Smith in 2017 is set forth in the "Summary Compensation Table" below.

          Health and Welfare Benefits

        Our executive officers, including our named executive officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include our medical, dental and vision insurance and life and disability insurance plans. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

        In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Code. In 2017, we matched 50% of each dollar contributed by participants in the 401(k) plan up to an annual maximum of $2,500. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the plan's related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

          Perquisites and Other Personal Benefits

        Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.

        For example, in addition to the standard group plan available to all U.S. employees, we pay the premiums for individual supplemental long-term disability insurance for employees who qualify for the plan, including our executive officers and employees above a certain salary threshold. The additional individual long-term disability insurance premiums we offer provides up to an additional $5,000 per month per individual and brings the total long-term disability insurance benefit for our executive officers closer to the level of coverage offered to other employees who do not participate in the plan.

        During 2017, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except our Chief Executive Officer, for whom we paid his filing fee under HSR, as well as a tax gross-up related to such fee and except our Chief Operating Officer, for whom we reimbursed legal fees associated with the negotiation of his employment offer letter. We believe that reimbursing our Chief Executive Officer for the HSR filing fee and its related tax consequences was consistent with our decision to continue to compensate him almost entirely through equity-compensation arrangements. Absent this regulatory filing, our Chief Executive Officer would not be able to participate in our long-term incentive compensation program and, therefore, we determined that it was appropriate for us to reimburse him for this filing fee and any related tax liabilities. In addition, we believe that reimbursing Mr. Hu for his legal fees in connection with the negotiation of his employment offer letter was appropriate and necessary to recruit him.

        In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

  Post-Employment Compensation Arrangements

        We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. We included certain provisions for payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of our Company, in the initial employment offer letters and equity award agreements with certain of our named executive officers. However, in connection with our initial public offering, we adopted an executive severance plan (as amended and restated in June 2017, the "Amended and Restated Executive Severance Plan") to provide more standardized severance payments and benefits to our executive officers and to supersede and replace the severance provisions in their employment offer letters or equity award agreements, if any, with payments and benefits that are aligned with competitive market practices as reflected by our compensation peer group.

        The Amended and Restated Executive Severance Plan, as discussed in more detail in "Potential Payments Upon Termination or Change in Control—Amended and Restated Executive Severance Plan" below is designed to help ensure the continued service of key executive officers in an acquisition context, to provide reasonable compensation to executive officers who leave our employ under specified circumstances and to align the interests of our executive officers and our stockholders when considering our long-term future.

        We believe that the severance payments and benefits provided to our executive officers under the Amended and Restated Executive Severance Plan (and for our Chief Operating Officer, such plan and his employment offer letter) are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each executive officer's overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

        We also believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. In order to encourage them to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with the opportunity to receive additional severance protections during a change in control protection period. In addition, we provide additional payment and benefit protections if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control of our Company, because we believe that a voluntary termination of employment for good reason is essentially equivalent to an involuntary termination of employment by us without cause. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

        To protect the Company's interests, we require all participants of the Amended and Restated Severance Plan to sign our standard form of release prior to receiving any severance payments or benefits under the plan.

        In addition, except with respect to the equity awards granted to our Chief Operating Officer in connection with his employment offer letter, all payments and benefits provided in the event of a change in control of the Company are payable only if there is a qualifying loss of employment by a named executive officer (commonly referred to as a "double-trigger" arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if the vesting of equity awards accelerated automatically as a result of the transaction.

        As a result of arm's length negotiations at the time of hire, a portion of our Chief Operating Officer's performance-based stock options vest in the event of a change in control of our Company. Specifically, if the conditions applicable to a performance-based stock option are satisfied, then the stock option will immediately vest with respect to 50% of the shares subject thereto and will thereafter vest in equal monthly installments over 24 months with respect to the remaining shares subject thereto, in each case, subject to our Chief Operating Officer's continued employment with us through each applicable vesting date.

        We do not provide excise tax payments (or "gross-ups") relating to a change in control of our Company and have no such obligations in place with respect to any of our named executive officers.

        For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable to our named executive officers under their post-employment compensation arrangements, see "Employment Agreements or Offer Letters with Named Executive Officers" and "Potential Payments Upon Termination or Change in Control" below.

  Other Compensation Policies and Practices

          Equity Awards Grant Policy

        Under our Amended and Restated Equity Award Grant Policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process and to alleviate several of the burdens related to accounting for such equity awards, as follows:

  •
  Any grants of equity awards made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made, if at all, regularly (either monthly or quarterly) and will be effective on the date such grant is approved by our board of directors or our compensation committee or such future date as is approved by our board of directors or our compensation committee. In no event will the effective date of an equity award made in conjunction with the hiring of a new employee precede the first date of employment.

  •
  Any grants of equity awards to existing employees (other than in connection with a promotion) will generally be made, if at all, on an annual or quarterly basis. Any such annual or quarterly grant will be effective on the date on which such grant is approved or such future date as is approved by our board of directors or our compensation committee.

  •
  All equity awards will be priced on the effective date of the award. The exercise price of all stock options will be equal to the closing market price on The New York Stock Exchange of one share of our Class A common stock on the effective date of grant, or, if no closing price is reported for such date, the closing price on the next immediately following date for which a closing price is reported. If the grant of restricted stock or of RSUs is denominated in dollars, the number of shares of restricted stock or RSUs that are granted will generally be calculated by dividing the dollar value of the approved award by the average closing market price on The New York Stock Exchange of one share of our Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

  •
  Our board of directors or our compensation committee may delegate to a committee comprised of at least two of our executive officers all or part of the authority with respect to the granting of certain equity awards to employees (other than to such delegates), subject to certain limitations and requirements. Our board of directors and compensation committee have currently not delegated such authority.

          Policy Prohibiting Hedging and Pledging of Equity Securities

        Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our board of directors from engaging in any short sale and from buying or selling puts, calls, other derivative securities of our Company or any derivative securities that provide the economic equivalent of ownership of any of our Company's securities or an opportunity, direct or indirect, to profit from any change in the value of our Company's securities or engage in any other hedging transaction with respect to our Company's securities, at any time. In addition, our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our board of directors from using our Company's securities as collateral in a margin account or from pledging our Company's securities as collateral for a loan.

          Stock Ownership Policy

        To further align the interests of our executive officers with those of our stockholders and to promote a long-term perspective in managing our Company, in April 2018, we adopted a stock ownership policy for our Chief Executive Officer and executive officers subject to Section 16 of the Exchange Act ("Section 16 Officers"), including each of our named executive officers. Our stock ownership policy requires each named executive officer to acquire and hold the lesser of (i) a number of shares of our Company's common stock equal in value to a multiple of such named executive officer's annual base salary or (ii) 48,500 shares of our Company's common stock for our Chief Executive Officer and 15,500 shares of our Company's common stock for our other named executive officers, in each case, until he or she ceases to be our Chief Executive Officer or a Section 16 Officer, as applicable. The multiple for our Chief Executive Officer is four times his annual base salary and the multiple for our other named executive officers is one times his or her annual base salary. For purposes of our stock ownership policy, we only count directly and beneficially owned shares, including shares purchased through our Company's ESPP or 401(k) Plan, if applicable, shares underlying vested RSUs that are held or deferred and shares underlying vested and unexercised in-the-money stock options. Each named executive officer has three years from the later of his or her designation as our Chief Executive Officer or Section 16 Officer, as applicable, or from the effective date of the policy to obtain the required ownership level.

  Tax and Accounting Considerations

          Deductibility of Executive Compensation

        Generally, Section 162(m) of the Code ("Section 162(m)") disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation's chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying "performance-based compensation" was not subject to this deduction limit if specified requirements are met.

        Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the "Tax Act"), for taxable years beginning after December 31, 2017, the remuneration of a public corporation's chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for "performance-based compensation" is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible. These changes will cause more of our compensation to be non-deductible under Section 162(m) in the future and will eliminate the Company's ability to structure performance-based awards to be exempt from Section 162(m).

        In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond our compensation committee's control also affect the deductibility of compensation. Our compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m).

        To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. Our compensation committee believes that our stockholders' interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

          Taxation of "Parachute" Payments

        Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a "gross-up" or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

          Section 409A of the Internal Revenue Code

        Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide a Non-Employee Directors' Deferred Compensation Program, which has been structured to comply with the applicable requirements of Section 409A of the Code.

          Accounting for Stock-Based Compensation

        We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

  Compensation Risk Assessment

        In consultation with management and Compensia, our compensation committee's independent compensation consultant, in March 2018, our compensation committee assessed our compensation plans, policies and practices for named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our Company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our compensation committee conducts this assessment annually.

Summary Compensation Table

        The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid or earned by our named executive officers during the fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017.

Name and principal position	Year	Salary ($)		Bonus ($)		Stock awards ($)(1)	Option awards ($)(2)	Non- equity incentive compensation ($)		All other compensation ($)		Total ($)
Jeff Lawson	2017	133,700		—		2,789,181	2,499,093	—		204,427	(3)	5,626,401
Chief Executive Officer and	2016	133,700		—		1,917,100	—	—		—		2,050,800
Chairperson	2015	299,783	(4)	15,000	(5)	—	1,897,644	41,125	(6)	—		2,253,552
Lee Kirkpatrick	2017	500,000		—		1,617,719	1,449,471	—		4,816	(3)	3,572,006
Chief Financial Officer	2016	380,000		—		882,875	—	—		—		1,262,875
	2015	327,500	(4)	15,000	(5)	—	873,915	48,125	(6)	—		1,264,540
George Hu(7)	2017	502,308		—		3,172,000	17,691,850	—		29,143	(3)	21,395,301
Chief Operating Officer
Karyn Smith	2017	400,000		125,000	(8)	1,004,087	899,667	—		4,716	(3)	2,433,470
General Counsel	2016	337,500		—		303,376	—	—		—		640,876
	2015	293,750	(4)	15,000	(5)	—	300,302	43,750	(6)	—		652,802

(1)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs awarded to the named executive officers in the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. The amounts reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the named executive officers upon vesting or settlement of the RSUs.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the stock options awarded to the named executive officer in the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included our Annual Report on Form 10-K filed with the SEC on March 1, 2018. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the stock options or sale of the shares of common stock underlying such stock options. Mr. Hu's 2017 amount includes the aggregate grant date fair value of his performance-based stock options, equal to an aggregate grant date fair value of $5,947,750, based upon the probable outcome of the applicable performance conditions, which is the maximum outcome.

(3)
For Mr. Lawson, consists of a reimbursement from the Company for a $125,000 HSR filing fee related to Mr. Lawson's stock ownership and $75,256 for the related tax gross-up, $1,670 for supplemental long-term disability insurance premiums, as well as $2,500 for our Company's matching contributions to his 401(k) account in 2017. For Mr. Hu, consists of a reimbursement from our Company for $25,000 for legal fees incurred in connection with the negotiation of his employment offer letter, $1,643 for supplemental long-term disability insurance premiums, as well as $2,500 for our Company's matching contributions to his 401(k) account in 2017. For each of Mr. Kirkpatrick and Ms. Smith, consists of $2,500 for our Company's matching contributions to his or her respective 401(k) account in 2017 as well as $2,316 and $2,216 for supplemental long-term disability insurance premiums for Mr. Kirkpatrick and Ms. Smith, respectively, in 2017.

(4)
Effective July 1, 2015, we terminated our 2015 Bonus Plan. In connection with the termination of the 2015 Bonus Plan, each of our named executive officers received an increase in annual base salary during the fiscal year ended December 31, 2015. Effective July 1, 2015, Mr. Lawson's annual base salary increased from $235,000 to $480,000; however effective November 1, 2015, upon Mr. Lawson's request, his annual base salary decreased to $133,700. Effective July 1, 2015, Mr. Kirkpatrick's annual base salary increased from $275,000 to $380,000 and Ms. Smith's annual base salary increased from $250,000 to $337,500.

(5)
During the fiscal year ended December 31, 2015, each of our named executive officers for 2015 received a discretionary bonus equal to $15,000 in connection with the termination of our 2015 Bonus Plan. The discretionary bonus was paid to each of our named executive officers in the fiscal year ended December 31, 2016.

(6)
Amounts for Messrs. Lawson and Kirkpatrick and Ms. Smith were earned based on our achievement of certain performance goals, including total revenue, base revenue, gross margin and non-GAAP operating income, in accordance with our 2015 Bonus Plan. Since the 2015 Bonus Plan was terminated effective July 1, 2015, each of our named executive officers received a pro-rata portion of his or her 2015 bonus under the plan.

(7)
Mr. Hu joined our Company on February 28, 2017 and was therefore not a named executive officer for 2016 or 2015. Mr. Hu's 2017 salary was pro-rated to his start date.

(8)
In June 2017, Ms. Smith received a special, one-time cash bonus in recognition of her services and contributions to us as our interim Chief People Officer during the period between May 2016 to June 2017.

Grants of Plan-Based Awards Table

        The following table sets forth certain information with respect to all plan-based awards granted to the named executive officers during the fiscal year ending December 31, 2017.

									All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)				Exercise or Base Price of Option Awards ($/sh)
												Grant Date Fair Value of Option Awards ($)(2)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Jeff Lawson	Time-Based Stock Option	2/10/2017	—	—		—	—		163,890	(3)	31.96	2,499,093
	Time-Based RSUs	2/10/2017	—	—		—	87,271	(4)	—		—	2,789,181
Lee Kirkpatrick	Time-Based Stock Option	2/10/2017	—	—		—	—		95,056	(3)	31.96	1,449,471
	Time-Based RSUs	2/10/2017	—	—		—	50,617	(4)	—		—	1,617,719
George Hu	Time-Based Stock Option	2/28/2017	—	—		—	—		900,000	(3)	31.72	11,744,100
	Performance-Based Stock Option	2/28/2017	—	185,000	(5)	—	—		—		31.72	2,493,800
	Performance-Based Stock Option	2/28/2017	—	185,000	(5)	—	—		—		31.72	1,898,100
	Performance-Based Stock Option	2/28/2017	—	185,000	(5)	—	—		—		31.72	1,555,850
	Time-Based RSUs	2/28/2017	—	—		—	100,000	(4)	—		—	3,172,000
Karyn Smith	Time-Based Stock Option	2/10/2017	—	—		—	—		59,000	(3)	31.96	899,667
	Time-Based RSUs	2/10/2017	—	—		—	31,417	(4)	—		—	1,004,087

(1)
The performance-based stock options do not have a "Threshold" or "Maximum". The "Target" column reflects the number of performance-based stock options that may vest assuming all performance conditions are achieved.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, awarded to the named executive officer in the fiscal year ended December 31, 2017, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included our Annual Report on Form 10-K filed with the SEC on March 1, 2018. The amounts reported in this column reflect the accounting cost for these RSUs and stock options, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable. Mr. Hu's 2017 amount includes the aggregate grant date fair value of his performance-based stock options, equal to an aggregate grant date fair value of $5,947,750, based upon the probable outcome of the applicable performance conditions, which is the maximum outcome.

(3)
The stock option is subject to time-based vesting, as described in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End Table" below.

(4)
The RSUs are subject to time-based vesting, as described in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End Table" below.

(5)
The stock option is subject to performance-based vesting, as described in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End Table" below.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017. Except as described below, all stock options and RSUs are subject to certain vesting acceleration provisions as provided in our Amended and Restated Executive Severance Plan (and for our Chief Operating Officer, in such plan as well as his employment offer letter).

		Option Awards(1)(2)								Stock Awards(1)(2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)		Option exercise price ($)(3)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(4)
Jeff Lawson	12/31/2015	316,667	(5)	—		—		10.09	12/30/2025	—		—
Chief Executive Officer and	2/10/2017	—		163,890	(6)	—		31.96	2/9/2027	—		—
Chairperson	2/4/2016	—		—		—		—	—	106,875	(7)	$2,522,250
	2/10/2017	—		—		—		—	—	87,271	(8)	$2,059,596
Lee Kirkpatrick	5/17/2012	387,076	(9)	—		—		1.24	05/16/2022	—		—
Chief Financial Officer	12/31/2015	175,000	(10)	—		—		10.09	12/30/2025	—		—
	2/10/2017	—		95,056	(6)	—		31.96	2/9/2027	—		—
	2/4/2016	—		—		—		—	—	43,750	(11)	$1,032,500
	2/10/2017	—		—		—		—	—	50,617	(8)	$1,194,561
George Hu	2/28/2017	—		900,000	(12)	—		31.72	2/27/2027	—		—
Chief Operating Officer	2/28/2017	—		—		555,000	(13)	31.72	2/27/2024	—		—
	2/28/2017	—		—		—		—	—	100,000	(14)	$2,360,000
Karyn Smith	10/29/2014	198,952	(15)	—		—		4.73	10/28/2024	—		—
General Counsel	12/31/2015	36,069	(16)	—		—		10.09	12/30/2025	—		—
	2/10/2017	—		59,000	(6)	—		31.96	2/9/2027	—		—
	2/4/2016	—		—		—		—	—	16,913	(7)	$399,147
	2/10/2017	—		—		—		—	—	31,417	(8)	$741,441

(1)
Equity awards granted prior to June 21, 2016 were granted pursuant to our 2008 Stock Option Plan (as amended and restated, the "2008 Plan"). Each stock option under the 2008 Plan is immediately exercisable. To the extent a named executive officer exercises his or her 2008 Plan stock options prior to vesting, the shares of our common stock that he or she will receive will be unvested and subject to the Company's right of repurchase, which will lapse in accordance with the original vesting schedule of the stock option. No named executive officer has early exercised his or her stock options.

(2)
Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the applicable named executive officer's continued employment with the Company through such vesting date.

(3)
This column represents the fair market value of a share of our common stock on the date of the grant, as determined by the administrator of our 2008 Plan or 2016 Plan, as applicable.

(4)
This column represents the market value of the shares underlying the RSUs as of December 31, 2017, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $23.60 per share on December 29, 2017 (the last trading day of 2017). These values assume that the fair market value of the Class B common stock underlying certain of the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock.

(5)
The shares subject to the stock option vest in equal monthly installments over 48 months following January 15, 2016.

(6)
The shares subject to the stock option vest as follows: 1/4th of the shares vested on January 1, 2018 and 1/48th of the shares vest monthly thereafter.

(7)
The RSUs vest in sixteen equal quarterly installments following January 15, 2016.

(8)
The RSUs vest as follows: 13/48 of the RSUs vested on February 15, 2018, after which 1/16 of the RSUs vest quarterly for the next 11 quarters, with 1/24 of the RSUs vesting in the next quarter thereafter.

(9)
The shares subject to the stock option vest as follows: 25% of the shares vested on May 7, 2013 and 1/48th of the shares vest on the seventh day of each month thereafter.

(10)
The shares subject to the stock option vest in equal monthly installments over 34 months following June 15, 2016.

(11)
The RSUs vest in twelve equal quarterly installments following June 15, 2016.

(12)
The shares subject to the stock option vest as follows: 25% of the shares vested on February 28, 2018 and the remaining shares vest in equal monthly installments over the following three years.

(13)
Consists of three performance-based stock options, each to purchase 185,000 shares of our Class A common stock. 50% of the shares subject to each stock option will vest if a certain pre-established target level tied to the Company's revenue is achieved by a certain specified date. The remaining 50% of the shares subject to each stock option will thereafter vest in 24 equal monthly installments. If the Company's revenue target for the applicable performance-based stock option is not achieved by the applicable date, then the 185,000 shares subject to the stock option will be forfeited at such time.

(14)
The RSUs vest as follows: 25% of the RSUs vested on February 28, 2018 and the remaining RSUs vest in equal quarterly installments over the following three years, in each case on May 15, August 15, November 15 and February 15.

(15)
The shares subject to the stock option vest as follows: 25% of the shares vested on September 2, 2015 and 1/48th of the shares vest on the second day of each month thereafter.

(16)
The shares subject to the stock option vest in equal monthly installments over 48 months following January 15, 2016.

        In February 2018, our compensation committee approved the grant of a stock option to purchase shares of our Class A common stock and a grant of RSUs to each of our named executive officers. Such stock options and RSUs are subject to time-based vesting conditions and full acceleration of vesting only upon both a change in control of the Company plus a qualifying termination of employment in accordance with our Amended and Restated Executive Severance Plan.

Option Exercises and Stock Vested Table

        The following table presents, for each of the named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and the related value realized during the fiscal year ending December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)
Jeff Lawson	—	—	47,500	1,425,713
Lee Kirkpatrick	129,449	3,608,441	29,167	825,575
George Hu	—	—	—	—
Karyn Smith	32,202	693,984	7,517	225,622

(1)
These values assume that the fair market value of the Class B common stock underlying certain of the stock options and RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A Common Stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above), as applicable, on the date of exercise and the aggregate exercise price of the stock option.

(3)
The aggregate value realized upon the vesting and settlement of the RSUs represents the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above), as applicable, on the date of settlement.

Employment Agreements or Offer Letters with Named Executive Officers

        Prior to our initial public offering, we initially entered into employment offer letters with each of our named executive officers, except for our Chief Executive Officer, in connection with his or her employment with us, which set forth the terms and conditions of employment of each individual, including his or her initial base salary, initial target annual bonus opportunity and standard employee benefit plan participation. In addition, these employment offer letters provided for certain payments and benefits in the event of an involuntary termination of employment following a change in control of the Company. In connection with our initial public offering, we adopted an executive severance plan, which was subsequently amended and restated (i.e., the Amended and Restated Executive Severance Plan), in order to provide more standardized severance benefits to our named executive officers and to supersede and replace any existing severance arrangements with benefits that were aligned with our peer group practices. For named executive officers hired after our initial public offering, we did not provide for any severance or change in control payments or benefits in their employment offer letters (except for limited vesting acceleration provisions in our Chief Operating Officer's employment offer letter). Each of our named executive officers, including our Chief Executive Officer and Chief Operating Officer, is a participant in the Amended and Restated Executive Severance Plan, as further described below. The Amended and Restated Executive Severance Plan provides for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, and replaced the severance provisions in our named executive officers' employment offer letters and award agreements, if any, entered into prior to our initial public offering.

  Jeff Lawson

        We have not entered into an employment offer letter or employment agreement with Mr. Lawson.

  Lee Kirkpatrick

        On April 24, 2012, we entered into an employment offer letter with Mr. Kirkpatrick, who currently serves as our Chief Financial Officer. The employment offer letter provided for Mr. Kirkpatrick's at-will employment and set forth his initial annual base salary, target bonus and an initial option grant, as well as his eligibility to participate in our benefit plans generally. Mr. Kirkpatrick is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

        On February 13, 2018, we announced that Mr. Kirkpatrick had informed us and our board of directors of his decision to retire from the Company. To ensure an orderly transition and continuity of operations, Mr. Kirkpatrick is expected to continue to serve as Chief Financial Officer until his successor is found and has moved into the role. The search process has begun and is expected to be completed before the end of the fiscal year.

  George Hu

        On February 28, 2017, we entered into an employment offer letter with Mr. Hu, who currently serves as our Chief Operating Officer. The employment offer letter provided for Mr. Hu's at-will employment and set forth his initial annual base salary and initial stock option and RSU grants, as well as his eligibility to participate in our benefit plans generally. Details regarding Mr. Hu's initial stock option and RSU grants are described above in the section titled "Executive Summary—Executive Compensation Highlights—Appointment of Chief Operating Officer" above. Pursuant to the employment offer letter, we also agreed to provide Mr. Hu with reimbursements for his legal fees in connection with the negotiation of such employment offer letter, up to a maximum aggregate amount of $25,000. Mr. Hu is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

        The equity award agreements for Mr. Hu's time-based stock option and time-based RSUs provide that if his employment is terminated by us for any reason other than for "cause" (as such term is defined in his employment offer letter), death or disability or he resigns for "good reason" (as such term is defined in his employment offer letter) (each, a "Termination Event"), in either case, within the first two years of his employment with us, then, subject to his delivery of an effective release of claims in our favor, the vesting of such awards will be accelerated to the extent necessary to cause 50% of the original number of shares subject to each such award to be vested on the date of such termination of employment.

        The stock option agreements for Mr. Hu's performance-based stock options provide that if a Termination Event occurs within the first two years of his employment with us, then, subject to his delivery of an effective release of claims in our favor, the vesting of such stock options will be accelerated to the extent that the applicable Company revenue targets are within a certain percentage of attainment as of the end of the quarter in which such termination occurs. Upon a "Sale Event" (as such term is defined in the 2016 Plan), the applicable performance condition will be deemed met with respect to any outstanding performance-based stock options, such that 50% of the shares subject thereto will vest and the other 50% of the shares subject thereto will be subject to time-based vesting in 24 equal monthly installments thereafter, subject to Mr. Hu's continued employment with the Company or its successor through each applicable vesting date.

  Karyn Smith

        On July 30, 2014, we entered into an employment offer letter with Ms. Smith, who currently serves as our General Counsel. The employment offer letter provided for Ms. Smith's at-will employment and set forth her initial annual base salary, target bonus and an initial option grant, as well as her eligibility to participate in our benefit plans generally. Ms. Smith is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

Potential Payments Upon Termination or Change in Control

  Amended and Restated Executive Severance Plan

        The Amended and Restated Executive Severance Plan provides that upon a termination of employment by us for any reason other than for "cause" (as defined in the Amended and Restated Executive Severance Plan except that for our Chief Operating Officer, "cause" will be as defined in his employment offer letter), death or disability, in each case, outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a "change in control," as defined in the Amended and Restated Executive Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum cash payment equal to nine months of base salary for our Chief Executive Officer, and six months of base salary for our other named executive officers, and (ii) a monthly cash payment equal to our contribution towards COBRA health insurance for up to nine months for our Chief Executive Officer and up to six months for our other named executive officers.

        The Amended and Restated Executive Severance Plan also provides that upon a (i) termination of employment by us other due to cause, death or disability or (ii) a resignation of employment for "good reason" (as defined in the Amended and Restated Executive Severance Plan except that for our Chief Operating Officer, "good reason" will be as defined in his employment offer letter), in each case, within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of the Company, (1) a lump sum cash payment equal to 18 months of base salary for our Chief Executive Officer and 12 months of base salary for our other named executive officers, (2) a monthly cash payment equal to our contribution towards COBRA health insurance for up to 18 months for our Chief Executive Officer and up to 12 months for our other named executive officers and (3) full accelerated vesting of all outstanding and unvested equity awards held by our named executive officers; provided, that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement.

        The payments and benefits provided under the Amended and Restated Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him or her.

  Other Change in Control and Severance Arrangements

        In addition to participation in the Amended and Restated Executive Severance Plan, Mr. Hu's equity awards are also subject to certain acceleration of vesting provisions, as described in "Employment Agreements or Offer Letters with Named Executive Officers—George Hu" above.

        The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of the fiscal year ending December 31, 2017. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2017. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

	Qualifying Termination Not in Connection with a Change in Control(1)							Qualifying Termination in Connection with a Change in Control(2)
Name	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)(3)		Total ($)	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)(3)(4)	Total ($)
Jeff Lawson	100,275	(5)	14,090	(6)	—		114,365	200,550	(7)	28,179	(8)	7,255,704	7,484,433
Lee Kirkpatrick	250,000	(9)	7,574	(10)	—		257,574	500,000	(11)	15,148	(12)	3,339,664	3,854,812
George Hu(14)	300,000	(9)	9,393	(10)	1,180,000	(13)	1,489,393	600,000	(11)	18,786	(12)	2,360,000	2,978,786
Karyn Smith	200,000	(9)	5,609	(10)	—		205,609	400,000	(11)	11,217	(12)	2,411,941	2,823,158

(1)
A "qualifying termination" means a termination other than due to cause, death or disability and "not in connection with a change in control" means outside of the change in control period.

(2)
A "qualifying termination" means a termination other than due to cause, death or disability or a resignation for good reason and "in connection with a change in control" means within the change in control period.

(3)
Represents the market value of the shares underlying the stock options and RSUs as of December 31, 2017, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $23.60 on December 29, 2017 (the last trading day of 2017). These values assume that the fair market value of the Class B common stock underlying certain of the stock options and RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(4)
Represents acceleration of vesting of 100% of the total number of shares underlying outstanding and unvested stock options and RSUs. Because the per share exercise price of certain stock options granted in 2017 was greater than the fair market value of a share of our Class A common stock on December 29, 2017 ($23.60) (the last trading day of 2017), no amounts have been included with respect to such stock options.

(5)
Represents nine months of our Chief Executive Officer's annual base salary.

(6)
Represents nine months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to our Chief Executive Officer immediately prior to termination.

(7)
Represents 18 months of our Chief Executive Officer's annual base salary.

(8)
Represents 18 months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to our Chief Executive Officer immediately prior to termination.

(9)
Represents six months of the applicable named executive officer's annual base salary.

(10)
Represents six months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

(11)
Represents 12 months of the applicable named executive officer's annual base salary.

(12)
Represents 12 months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

(13)
Assumes the occurrence of a Termination Event in accordance with Mr. Hu's employment offer letter and represents acceleration of vesting as of December 31, 2017 of the following: (i) 50% of the total number of shares underlying Mr. Hu's time-based stock options and time-based RSUs outstanding as of December 31, 2017 and (ii) 100% of one of Mr. Hu's three performance-based stock options, since Mr. Hu was within a certain percentage of attaining the applicable performance condition for such stock option as of the end of the quarter in which such termination occurs. Because the per share exercise price of Mr. Hu's time-based and performance-based stock options was greater than the fair market value of a share of our Class A common stock as of December 29, 2017 ($23.60) (the last trading day of 2017), no amount has been included with respect to such stock options.

(14)
Pursuant to Mr. Hu's employment offer letter, in the event of a "Sale Event" (as such term is defined in the 2016 Plan) while Mr. Hu is still employed by us, the performance conditions under his performance-based stock options will be deemed met with respect to any outstanding performance-based stock options and will result in acceleration of vesting of 50% of the underlying shares, with the remaining 50% of the shares subject to time-based vesting in 24 equal monthly installments thereafter, subject to Mr. Hu's continued employment with the Company or its successor through each applicable vesting date. Because the per share exercise price of Mr. Hu's performance-based stock options was greater than the fair market value of a share of our common stock on December 29, 2017 ($23.60) (the last trading day of 2017), assuming the occurrence of a "Sale Event" (as such term is defined in the 2016 Plan), the value of the acceleration of vesting of 50% of the shares subject to such performance-based stock option would have been $0 as of December 31, 2017.

  COMPENSATION COMMITTEE REPORT

        Our compensation committee has reviewed and discussed the section titled "Compensation Discussion and Analysis" with management. Based on such review and discussion, our compensation committee has recommended to the board of directors that the section titled "Compensation Discussion and Analysis" be included in this proxy statement.

        Respectfully submitted by the members of our compensation committee of the board of directors:

  Compensation Committee

  Elena Donio (Chair)
  James McGeever
  Erika Rottenberg

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	10,710,427	(2)	$11.4167	(3)	12,678,532	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	10,710,427		$11.4167		12,678,532

(1)
Includes the following plans: our 2008 Plan, 2016 Plan, and our ESPP.

(2)
Excludes 5,665,459 shares that may be issued under RSUs as of December 31, 2017.

(3)
Excludes 5,665,459 shares that may be issued under RSUs as of December 31, 2017 since such shares subject to RSU awards have no exercise price.

(4)
As of December 31, 2017, a total of 15,862,427 shares of our Class A common stock were reserved for issuance pursuant to the 2016 Plan, which number excludes the 4,698,490 shares that were added to the 2016 Plan as a result of the automatic annual increase on January 1, 2018. The 2016 Plan provides that the number of shares reserved and available for issuance under the 2016 Plan will automatically increase each January 1, beginning on January 1, 2017, by 5% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A and Class B common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2016 Plan and the 2008 Plan will be added back to the shares of Class A common stock available for issuance under the 2016 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). The Company no longer makes grants under the 2008 Plan. As of December 31, 2017, a total of 2,478,343 shares of our Class A common stock were available for future issuance pursuant to the ESPP, which number includes shares subject to purchase during the current purchase period, which commenced on November 16, 2017 (the exact number of which will not be known until the purchase date on May 15, 2018) but excludes the 939,698 shares that were added to the ESPP as a result of the automatic annual increase on January 1, 2018. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period may not exceed 5,000 shares. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2017, by the lesser of 1,800,000 shares of our Class A common stock, 1% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 31, 2018, for:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our current directors and executive officers as a group; and

  •
  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

        We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

        We have based our calculation of percentage ownership of our common stock on 71,748,415 shares of our Class A common stock and 23,943,253 shares of our Class B common stock outstanding on March 31, 2018. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2018 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2018 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twilio Inc., 375 Beale Street, Suite 300, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B
					Voting %†
Name of Beneficial Owner	Shares	%	Shares	%		Ownership %
Named Executive Officers and Directors:
Jeff Lawson(1)	194,450	*	7,506,069	30.9	23.9	8.0
Lee Kirkpatrick(2)	145,633	*	500,603	2.0	1.6	*
George Hu(3)	284,786	*	—	—	*	*
Karyn Smith(4)	29,813	*	211,062	*	*	*
Richard Dalzell(5)	—	—	120,000	*	*	*
Byron Deeter(6)	230,142	*	9,253,955	38.6	29.8	9.9
Elena Donio(7)	—	—	22,262	*	*	*
Jeff Epstein(8)	13,486	*	—	—	*	*
James McGeever(9)	10,000	*	412,883	1.7	1.3	*
Erika Rottenberg(10)	—	—	15,163	*	*	*
All executive officers and directors as a group (10 persons)(11):	908,310	1.3	18,041,997	71.9	56.1	19.5
5% Stockholders:
Bessemer Venture Partners and Related Entities(12)	—	—	9,253,955	38.6	29.7	9.7
Entities affiliated with Fidelity(13)	6,477,055	9.0	—	—	2.1	6.8
The Vanguard Group(14)	5,445,927	7.6	—	—	1.8	5.7
BlackRock, Inc.(15)	4,091,535	5.7	—	—	1.3	4.3
The Bank of New York Mellon(16)	3,900,747	5.4	—	—	1.3	4.1
John Wolthuis(17)	—	—	2,238,474	9.3	7.2	2.3

*
Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

†
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.

(1)
Consists of (i) 115,281 shares of Class A common stock held of record by Mr. Lawson, as trustee of the Lawson Revocable Trust, (ii) 6,113,993 shares of Class B common stock held of record by Mr. Lawson, as trustee of the Lawson Revocable Trust, (iii) 323,170 shares of Class B common stock held of record by The Lawson 2014 Irrevocable Trust, J.P. Morgan Trust Company, as trustee, (iv) 740,364 shares of Class B common stock held of record by Mr. Lawson, as trustee of the Lawson 2014 GRAT, (v) 67,353 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, (vi) 316,667 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, (vii) 11,816 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018 and (viii)11,875 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(2)
Consists of (i) 110,785 shares of Class A common stock held of record by Mr. Kirkpatrick as Trustee of the Kirkpatrick Family Trust, (ii) 31,685 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, (iii) 500,603 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of

  March 31, 2018 and (iv) 3,163 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(3)
Consists of (i) 1,004 shares of Class A common stock held of record by Mr. Hu, (ii) 268,513 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, (iii) 15,269 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(4)
Consists of (i) 2,412 shares of Class A common stock held of record by Ms. Smith, (ii) 1,172 shares of Class B common stock held of record by Ms. Smith, as trustee of The Karyn Smith Revocable Trust u/a/d 9/15/06, amended 12/23/11, (iii) 23,514 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, (iv) 208,011 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, (v) 3,887 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018 and (vi) 1,879 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(5)
Consists of 120,000 shares of Class B common stock subject to outstanding options that are exercisable by Mr. Dalzell within 60 days of March 31, 2018.

(6)
Consists of (i) 230,142 shares of Class A common stock held by Byron B. Deeter and Allison K. Deeter Trustees UTD July 28, 2000 and (ii) shares held by the BVP entities identified in footnote 12. Byron B. Deeter, one of our directors, Robert P. Goodman, Jeremy S. Levine, J. Edmund Colloton, David J. Cowan and Robert M. Stavis are the directors of Deer VII & Co. Ltd. ("Deer VII Ltd.") and hold the voting and dispositive power for the BVP Entities identified in footnote 12. Investment and voting decisions with respect to the shares held by the BVP entities are made by the directors of Deer VII Ltd. acting as an investment committee. Mr. Deeter, a member of our board of directors, disclaims beneficial ownership of such shares held by the BVP Entities except to the extent of his pecuniary interest in such shares.

(7)
Consists of (i) 19,772 shares of Class B common stock held of record by Ms. Donio and (ii) 2,490 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(8)
Consists of 13,486 shares of Class A common stock held of record by Mr. Epstein.

(9)
Consists of (i) 10,000 shares of Class A common stock held of record my Mr. McGeever, as trustee of the James and Linda McGeever Revocable Trust, (ii) 199,470 shares of Class B common stock held of record by Mr. McGeever and (ii) 213,413 shares of Class B common stock held of record by The James and Linda McGeever Revocable Trust.

(10)
Consists of (i) 12,978 shares of Class B common stock held of record by Ms. Rottenberg and (ii) 2,185 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(11)
Consists of: (i) 483,110 shares of Class A common stock held of record, (ii) 16,878,287 shares of Class B common stock held of record, (iii) 391,065 shares of Class A common stock subject to outstanding stock options that are exercisable within 60 days of March 31, 2018, (iv) 1,145,281 shares of Class B common stock subject to outstanding stock options that are exercisable within 60 days of March 31, 2018, (v) 34,135 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018 and (vi) 18,429 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(12)
Consists of (i) 1,270,372 shares of Class B common stock held of record by Bessemer Venture Partners VII Institutional L.P., (ii) 4,900,009 shares of Class B common stock held of record by BVP VII Special Opportunity Fund L.P., (iii) 2,903,707 shares of Class B common stock held of record by Bessemer Venture Partners VII L.P. and (iv) 179,867 shares of Class B Common stock held of record by 15 Angels LLC, a wholly owned subsidiary of Bessemer Venture Partners VII Institutional L.P. (collectively, the "BVP Entities"). Each of Deer VII & Co. L.P. ("Deer VII L.P"), the general partner of the BVP Entities, and Deer VII & Co. Ltd. ("Deer VII Ltd."), the general partner of Deer VII L.P., has voting and dispositive power over the shares held by the BVP Entities. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII Ltd. Investment and voting decisions with respect to the shares held by the BVP Entities are made by the directors of Deer VII Ltd. acting as an investment committee. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(13)
Based on information reported by FMR LLC on Schedule 13G filed with the SEC on January 10, 2018. Of the shares of Class A common stock beneficially owned, FMR LLC reported that it has sole dispositive power with respect to 6,477,055 shares and sole voting power with respect to 121,110 shares. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.

(14)
Based on information reported by The Vanguard Group on Schedule 13G filed with the SEC on February 9, 2018. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 5,313,201 shares, shared dispositive power with respect to 132,726 shares, sole voting power with respect to 122,957 shares and shared voting power with respect to 14,600 shares. The Vanguard Group listed their address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(15)
Based on information reported by BlackRock, Inc. on Schedule 13G filed with the SEC on February 1, 2018. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 4,091,535 shares and sole voting power with respect to 3,969,655 shares. BlackRock, Inc. listed their address as 55 East 52nd Street, New York, New York 10055.

(16)
Based on information reported by The Bank of New York Mellon on Schedule 13G filed with the SEC on February 7, 2018. Of the shares of Class A common stock beneficially owned, The Bank of New York Mellon reported that it has sole dispositive power with respect to 3,870,047 shares, shared dispositive power with respect to 30,700 shares, sole voting power with respect to 3,697,977 shares and shared voting power with respect to 26,950 shares. The Bank of New York Mellon listed their address as 225 Liberty Street, New York, New York 10286.

(17)
Based on information reported by John Wolthuis on Schedule 13G filed with the SEC on February 12, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled "Executive Compensation" the following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction in which:

  •
  we have been or are to be a participant;

  •
  the amount involved exceeded or exceeds $120,000; and

  •
  any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investors' Rights Agreement

        We are party to an investors' rights agreement which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the investors' rights agreement include entities affiliated with Jeff Lawson and James McGeever, both our current directors, Evan Cooke, a former director, and entities affiliated with Fidelity, Bessemer Venture Partners, Redpoint Ventures and Union Square Ventures.

Other Transactions

        We have granted stock options and RSUs to our named executive officers and certain of our directors. See the section titled "Executive Compensation—Individual Compensation Arrangements—Long-Term Incentive Compensation" and "Executive Compensation—Outstanding Equity Awards at Year-End Table" for a description of these stock options and RSUs.

        We have entered into severance and change in control arrangements with certain of our executive officers pursuant to employment offer letters and/or our severance plan that, among other things, provides for certain severance and change in control payments and benefits. See the sections titled "Executive Compensation—Post-Employment Compensation Arrangements" and "Executive Compensation—Potential Payments Upon Termination or Change in Control."

        Other than as described above under this section titled "Certain Relationships and Related Party Transactions," since January 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm's-length dealings with unrelated third parties.

Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

  •
  any breach of their duty of loyalty to our Company or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which they derived an improper personal benefit.

        Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

        In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify our employees and agents to the extent not prohibited by the Delaware General Corporation Law or other applicable law. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

        Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

        The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

        Our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

2017 Annual Report and SEC Filings

        Our financial statements for the year ended December 31, 2017 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at https://investors.twilio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Twilio Inc., 375 Beale Street, Suite 300, San Francisco, California 94105.

*                *                *

        The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS San Francisco, California April 27, 2018

APPENDIX A
KEY BUSINESS METRICS AND NON-GAAP FINANCIAL MEASURE INFORMATION

        Set forth below in this Appendix A is important information about how we measure Base Revenue, Active Customer Accounts and other key business metrics as well as a reconciliation of our non-GAAP to GAAP financial measures.

Number of Active Customer Accounts

        We believe that the number of our Active Customer Accounts is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an Active Customer Account at the end of any period as an individual account, as identified by a unique account identifier, for which we have recognized at least $5 of revenue in the last month of the period. We believe that the use of our platform by our customers at or above the $5 per month threshold is a stronger indicator of potential future engagement than trial usage of our platform or usage at levels below $5 per month. A single organization may constitute multiple unique Active Customer Accounts if it has multiple account identifiers, each of which is treated as a separate Active Customer Account.

        In the years ended December 31, 2017, 2016 and 2015, revenue from Active Customer Accounts represented over 99% of total revenue in each period.

Base Revenue

        We monitor Base Revenue as one of the more reliable indicators of future revenue trends. Base Revenue consists of all revenue other than revenue from large Active Customer Accounts that have never entered into 12-month minimum revenue commitment contracts with us, which we refer to as Variable Customer Accounts. While almost all of our customer accounts exhibit some level of variability in the usage of our products, based on our experience, we believe that Variable Customer Accounts are more likely to have significant fluctuations in usage of our products from period to period, and therefore that revenue from Variable Customer Accounts may also fluctuate significantly from period to period. This behavior is best evidenced by the decision of such customers not to enter into contracts with us that contain minimum revenue commitments, even though they may spend significant amounts on the use of our products and they may be foregoing more favorable terms often available to customers that enter into committed contracts with us. This variability adversely affects our ability to rely upon revenue from Variable Customer Accounts when analyzing expected trends in future revenue.

        For historical periods through March 31, 2016, we defined a Variable Customer Account as an Active Customer Account that (i) had never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) had met or exceeded 1% of our revenue in any quarter in the periods presented through March 31, 2016. To allow for consistent period-to-period comparisons, in the event a customer account qualified as a Variable Customer Account as of March 31, 2016, or a previously Variable Customer Account ceased to be an Active Customer Account as of such date, we included such customer account as a Variable Customer Account in all periods presented. For reporting periods starting with the three months ended June 30, 2016, we define a Variable Customer Account as a customer account that (a) has been categorized as a Variable Customer Account in any prior quarter, as well as (b) any new customer account that (i) is with a customer that has never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) meets or exceeds 1% of our revenue in a quarter. Once a customer account is deemed to be a Variable Customer Account in any period, it remains a Variable Customer Account in subsequent periods unless such customer enters into a minimum revenue commitment contract with us for a term of at least 12 months.

        In the years ended December 31, 2017, 2016 and 2015, we had six, eight and nine Variable Customer Accounts, which represented 8%, 11% and 18% , respectively, of our total revenue.

A-1

Non-GAAP Financial Measures

        We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, facilitates period-to-period comparisons of results of operations, and assists in comparisons with other companies, many of which use similar non-GAAP financial information to supplement their GAAP results. Non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similarly-titled non-GAAP measures used by other companies. Whenever we use a non-GAAP financial measure, a reconciliation is provided to the most closely applicable financial measure stated in accordance with generally accepted accounting principles. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

  Non-GAAP Loss from Operations and Non-GAAP Operating Margin

        For the periods presented, we define non-GAAP loss from operations and non-GAAP operating margin as GAAP loss from operations and GAAP operating margin, respectively, adjusted to exclude stock-based compensation, amortization of acquired intangibles, acquisition-related expenses, release of tax liability upon obligation settlement, charitable contribution, gain on lease termination and payroll taxes related to stock-based compensation.

	Year Ended December 31,
	2017	2016
	(in thousands)
Reconciliation:
Loss from operations	$(66,074)	$(41,315)
Non-GAAP adjustments:
Stock-based compensation	49,619	24,225
Amortization of acquired intangibles	5,620	880
Acquisition-related expenses	310	499
Release of tax liability upon obligation settlement	(13,365)	(805)
Charitable contribution	1,172	3,860
Gain on lease termination	(295)	—
Payroll taxes related to stock-based compensation	2,950	434

Non-GAAP loss from operations	$(20,063)	$(12,222)

Non-GAAP operating margin	(5)%	(4)%

A-2

 TWILIO INC. 375 BEALE STREET, SUITE 300 SAN FRANCISCO, CALIFORNIA 94105 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 2345678 1234567 2345678 1234567 2345678 1234567 234567 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 1 OF 1 1 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 2 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON CONTROL # SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F123,456,789,012.12345 THE COMPA N Y NAME INC. - 401 K123,456,789,012.12345 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PAGE 1 OF 2 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR 0000000000 For Withhold For All 02 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. To elect three Class II directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified. Nominees 000 01 Byron Deeter 02 Jeffrey Epstein 03 Jeff Lawson The Board of Directors recommends you vote FOR proposals 2 and 3. ForAgainst Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers. 000 000 NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors recommends you vote 1 YEAR for proposal 4. 1 year 2 years 3 years Abstain 0000380704_1 R1.0.1.17 non-binding stockholder advisory votes on the compensation of our named executive officers. 0000 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. JOB # John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 SHARES CUSIP # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000380704_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com TWILIO INC. Annual Meeting of Stockholders June 14, 2018 9:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Jeff Lawson, Lee Kirkpatrick, and Karyn Smith as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Twilio Inc. (the "Company") standing in the name of the undersigned on April 16, 2018, with all powers which the undersigned would possess if present at the 2018 Annual Meeting of Stockholders of the Company to be held on June 14, 2018 or at any adjournment, continuation, or postponement thereof. Receipt of the Notice of the 2018 Annual Meeting of Stockholders and Proxy Statement and the 2017 Annual Report is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you do not provide any direction, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side